SCHEDULE 14A (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
MILACRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

April   , 2007

Dear Fellow Shareholders,

2006 was a challenging year for the plastics industry. Economic conditions were harsh on plastics processors, particularly those supplying U.S. automotive manufacturers. Throughout the industry, high resin prices reduced our customers’ profitability and, consequently, their ability to spend on needed capital equipment. This affected Milacron, and certainly impacted you as a shareholder.

Despite this challenging environment, Milacron recorded its fifth consecutive year of sales growth. We finished 2006 with $820 million of sales, up $13 million from 2005, as continued expansion in emerging markets offset the slowdown in U.S. automotive spending. We were not successful last year, however, in our primary objective of returning the company to profitability.

Looking ahead, the restructuring we undertook in 2006 will help lower fixed costs, but there is much more we need to do-and are doing-to return Milacron to sustainable profitability. In addition to completing the restructuring initiatives, we are aggressively pursuing product cost-reductions through global sourcing and rationalization initiatives.

At the same time, we continue to invest for long-term, global sales growth. New products will play a vital role, as will expansion into faster-growing markets. In 2006, our orders from outside of North America and Western Europe were up 14% over 2005, directly attributable to our investment in additional distribution and direct sales and service professionals.

We are also investing in resources to support our installed base in North America and Western Europe, with an emphasis on improving our aftermarket service and responsiveness. In 2006, our machinery aftermarket sales were up 5%, totaling approximately $190 million, or 35% of our machinery businesses’ sales.

I can assure you that all of us are working extremely hard so that Milacron can provide you, our shareholders, with a positive return. As a result of these efforts, combined with growing global markets, we expect 2007 to be a better year.

Our annual meeting of shareholders will be held at 9:00 a.m. on Wednesday, May 2, 2007, in the Cincinnati Museum Center at Union Terminal in Cincinnati, Ohio. At the meeting, you are being asked to approve a one-for-ten reverse stock split. This is intended to boost our stock price above $1.00 per share, a requirement for continued listing on a major stock exchange, which we feel is beneficial to shareholder value. Our board of directors voted unanimously for this proposal, and we strongly urge you to vote FOR Proposal 2.

Thank you for your continued support.

Sincerely,

Ronald D. Brown
Chairman, President and
Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To be held May 2, 2007

The Annual Meeting of the Shareholders of Milacron Inc., a Delaware corporation (the “Company”), will be held at the Cincinnati Museum Center at Union Terminal, 1301 Western Avenue, Cincinnati, Ohio 45203, on Wednesday, May 2, 2007, at 9:00 A.M. E.D.T., for the following purposes:

1.	Election of one director by the holders of all outstanding common and preferred stock;

2.	Approval of an amendment to the Company’s restated certificate of incorporation to effect a one for ten reverse stock split of the common stock and the 4% cumulative preferred stock, reduce the number of shares of common stock which the Company is authorized to issue and adjust certain provisions relating to the 4% cumulative preferred stock to account for the reverse stock split;

3.	Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal year 2007; and

4.	Transaction of such other business and action upon such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

The Company’s Board of Directors has fixed the close of business on March 9, 2007, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the meeting. Please mark, sign, and date the enclosed proxy card and return it promptly in the accompanying envelope. If you are a shareholder of record (your shares are in your name), then you also may submit your proxy via the telephone by accessing the toll-free number indicated on your proxy card or via the internet by accessing the worldwide website indicated on your proxy card. If you attend the meeting, then you may revoke your proxy and vote your shares in person. Your attention is directed to the enclosed Proxy Statement.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio,
April   , 2007

MILACRON INC.

2090 Florence Avenue
Cincinnati, Ohio 45206

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 2, 2007

This proxy statement (the “Proxy Statement”) and the accompanying form of proxy card are being mailed to shareholders beginning on or about April   , 2007, in connection with the solicitation by the Board of Directors (the “Board”) of Milacron Inc., a Delaware corporation (the “Company”), of proxies to be used at the Annual Meeting of Shareholders to be held on May 2, 2007 (the “Annual Meeting”), and any adjournment or postponement thereof.

The Board has fixed the close of business on March 9, 2007, as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Shareholders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), the Company’s 6% Series B Convertible Preferred Stock, par value $.01 per share (“Series B Preferred Stock”), and the Company’s 4% Cumulative Preferred Stock, par value $100 per share (“4% Preferred Stock”), at the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 55,745,945 shares of Common Stock, 500,000 shares of Series B Preferred Stock, and 60,000 shares of 4% Preferred Stock.

INTRODUCTION

At the Annual Meeting, all holders of Common Stock, Series B Preferred Stock, and 4% Preferred Stock will consider and vote upon, among other matters, (i) the election of one director to the Board (the “Nominated Company Director”), (ii) a proposal approving an amendment to the Company’s restated certificate of incorporation to effect a one for ten reverse stock split of the Common Stock and the 4% Preferred Stock, reduce the authorized amount of Common Stock and adjust certain provisions relating to the 4% Preferred Stock to account for the reverse stock split (“Reverse Split Proposal”), and (iii) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year 2007 (“Auditor Ratification”).

VOTING PROCEDURES

All shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock represented at the Annual Meeting and any adjournment or postponement thereof by a proxy that has not been revoked will be voted at the Annual Meeting and any adjournment or postponement thereof. A shareholder who has given a proxy may revoke it at any time before it is voted (i) by voting in person at the Annual Meeting or any adjournment or postponement thereof, (ii) by giving a written notice of revocation to the Secretary of the Company at 2090 Florence Avenue, Cincinnati, Ohio 45206, or (iii) by giving a later dated proxy.

If a choice has been specified by a shareholder on such shareholder’s proxy card with respect to any matter to be voted on at the Annual Meeting, the shares represented by such proxy will be voted or withheld from voting accordingly. If no choice is so specified, the shares will be voted FOR the Reverse Split Proposal, FOR the election of the Nominated Company Director, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year 2007.

Each share of Common Stock entitles the holder thereof to one vote. Each share of 4% Preferred Stock entitles the holder thereof to 24 votes. Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted as of the Record Date in accordance with the Certificate of Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions of 6% Series B Convertible Preferred Stock of Milacron Inc. (“Certificate of Designation”).

For purposes of exercising the pass through voting rights for participants in the Company’s employee benefit plans and related IRA rollover accounts, each participant having shares of Common Stock credited to his or her account will receive a voting instruction form to be returned to the Trustee of the benefit plan with his or her voting instructions. The Trustee will vote plan shares that are not signed and returned (or otherwise voted) in the same proportion as shares that are voted with respect to each plan.

The presence, in person or by proxy, at the Annual Meeting of holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock entitled to exercise a majority of the total voting power of the Company’s outstanding stock shall constitute a quorum for all matters other than the Reverse Split Proposal. For purposes of voting on the Reverse Split Proposal, the presence, in person or by proxy, at the Annual Meeting of (a) the holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock entitled to exercise a majority of the total voting power of the Company’s outstanding stock, and (b) the holders of shares of Common Stock entitled to exercise a majority of the total voting power of the outstanding shares of Common Stock, shall constitute a quorum.

Abstentions as well as broker non-votes will be counted toward the establishment of the quorum. Abstentions will have the same effect as a vote against any proposal other than the election of directors, as to which a withheld vote will have no effect. Broker non-votes will have no effect on approval of any proposal, other than the Reverse Split Proposal, as to which broker non-votes will have the same effect as votes against such proposal.

Approval of the Reverse Split Proposal requires the affirmative vote of (a) holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock representing at least a majority of the total voting power of the Company’s outstanding stock, voting together as a class, and (b) holders of shares of Common Stock representing at least a majority of the total voting power of the outstanding shares of Common Stock, voting as a separate class. Because of the level of shareholder approval required for the Reverse Split Proposal, it is very important that you vote your shares.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

The Notice of the Annual Meeting of Shareholders and this Proxy Statement and the Company’s 2006 Annual Report can be accessed via the Company’s Internet site at www.milacron.com. Shareholders of record and plan participants who would like to view future proxy materials and annual reports over the internet instead of receiving copies in the mail should indicate the same by following the instructions on the enclosed proxy card. Those holding shares through a bank, broker, nominee, or other holder may also have the opportunity to receive future proxy statements and annual reports electronically and should read the information provided by that entity for instructions.

PROXY SOLICITATION

Under applicable SEC regulations, each member of the Board, certain officers and employees of the Company, and certain other persons may be deemed to be “participants” in the Company’s solicitation of proxies in connection with the Annual Meeting. For information with respect to such participants, please refer to (i) the information set forth under the heading “Directors and Director Nominees,” and (ii) the information set forth under the heading “Share Ownership of Directors and Executive Officers.”

Proxies may be solicited by mail, advertisement, telephone, via the internet, in person, through public statements, and press releases. Solicitations may be made by directors, officers, investor relations personnel, and other employees of the Company, none of whom will receive additional compensation for such solicitations. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation material to certain beneficial owners of Common Stock and 4% Preferred Stock, and the Company will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Costs related to the solicitations of proxies will be borne by the Company and include expenditures for printing, postage, legal, accounting, financial advisory, public relations, soliciting, advertising, and related expenses. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to provide solicitation and advisory services in connection with the solicitation of proxies for the Annual Meeting. Innisfree will receive a fee estimated at $10,000, plus reasonable out-of-pocket expenses. The agreement between the Company and Innisfree provides for customary indemnification by the Company of Innisfree and its directors, officers, employees, and affiliates against certain liabilities and expenses related to its role in the solicitation.

PROPOSAL 1: ELECTION OF DIRECTOR

At the Annual Meeting, holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock will consider and vote together as a single class upon the election to the Board of one Nominated Company Director, Donald R. McIlnay, for a three-year term.

The nominee receiving the greatest number of votes will be elected to the Board. Votes withheld from the election of directors, as well as proxies as to which authority to vote is withheld by brokers, will be counted toward the establishment of a quorum, but will not be counted in the election of directors.

Under the Company’s By-Laws, the Board is to consist of a number fixed by the Board, and is not to be less than eight nor more than 15 members. Currently, the authorized number of directors is set at 12, divided among three classes, each with a term of three years. The terms of Messrs. Brajovic, Burner, DeCotiis, and Steger will expire at the time of the Annual Meeting and none will be standing for re-election at the Annual Meeting. These four vacancies will be filled with Nominated Series B Directors (as defined below in section entitled “Notice from Glencore”) elected at the Annual Meeting by the holders of the Series B Preferred Stock. Assuming that the Nominated Company Director and the Nominated Series B Directors are elected at the Annual Meeting and that no other directors are elected, following the Annual Meeting, the Board will consist of five directors elected by all holders of the Company’s voting stock that, at the time of each such director’s election, voted together as a class (the “Company Directors”) and seven directors elected by holders of the Series B Preferred Stock that, at the time of each such director’s election, voted separately as a class (the “Series B Directors”). Pursuant to the Certificate of Designation, the holders of the Series B Preferred Stock have the right to elect a number of directors to the Board proportionate to the percentage of the Company’s fully diluted Common Stock represented by the Series B Preferred Stock on an as-converted basis, rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one). As of March 9, 2007, such rights entitled the holders of the Series B Preferred Stock to elect seven of the 12 members of the Board.

All Series B Directors must meet the requirements of the definition of “independent” under the rules of the NYSE. In addition, no Series B Director will be entitled to vote in any action by the Board with respect to an exercise of the Company’s option to redeem shares of the Series B Preferred Stock. The Certificate of Designation provides that one officer or employee of each of Glencore Finance AG (“Glencore”) and Mizuho International plc (“Mizuho”) will be exempted from the requirement that Series B Directors be “independent” under the rules of the NYSE.

The persons named as proxies on the enclosed proxy card (the “Proxy Committee”) intend to vote (unless authority to do so is withheld) for the election of the Nominated Company Director, Donald R.

McIlnay, for a three-year term. The Nominated Company Director has consented to being named as such and to serve if elected.

In the unexpected event that, prior to the election, the Nominated Company Director shall be unable to serve, the Proxy Committee will vote for the election of such substitute nominee as the Board may propose, and in no event may proxies be voted for more than one director.

THE BOARD RECOMMENDS
THAT YOU VOTE FOR THE BOARD’S NOMINEE

NOTICE FROM GLENCORE

On January 1, 2007, the Company received notice from Glencore Finance AG (“Glencore”), the majority holder of Series B Preferred Stock, of its intent to appear in person or by proxy at the Annual Meeting:

(i)	to nominate the following persons (the “Nominated Series B Directors”) for election to the Board of Directors of the Company by the holders of Series B Preferred Stock, in each case to be designated as a “Series B Director”:

•	Steven N. Isaacs, Chairman and Managing Director of Glencore,

•	Mark R. Jacobson, Managing Partner of Ethemba Capital LLP,

•	Thomas T. Thompson, former managing director and partner of Imperial Capital, LLC,

•	Eric Schneider, President and Chief Executive Officer of Redwood Custom Communications Inc., and

•	Brent C. Williams, Managing Director of Chanin Capital;

(ii)	to the extent stockholders are permitted to do so and to the extent seats on the Board are vacant or become available, to nominate the following persons (the “Non-Series B Nominees”) for election to the Board of Directors of the Company, by the holders of the Common Stock, Series B Preferred Stock, and 4% Preferred Stock, in each case to be designated as a “Company Director”:

•	Norman Cohen, capital manager at Dahlman Rose & Company, LLC, and

•	John L. Steinbrun, Senior Vice President and Chief Financial Officer of Overhill Farms, Inc.;

(iii)	if applicable, to nominate additional nominees if for any reason more than six directors are to be elected at the Annual Meeting, and to nominate Robert J. White, Senior Vice President at Chanin Capital Partners LLC, as an alternate nominee as a replacement for any such additional nominees or for any of the nominees in (i) or (ii) above who are unable to stand for election at the Annual Meeting; and

(iv)	to move the following proposal (the “Glencore Proposal”):

A proposal to repeal certain amendments to the By-Laws of the Corporation adopted by the Board of Directors and not by the stockholders of the Corporation, which proposal shall be in substantially the following form:

RESOLVED, that the By-Laws of the Corporation are hereby amended to repeal any and all amendments thereto adopted by the Board of Directors of the Corporation and not by the shareholders of the Corporation after June 11, 2004, and prior to the effectiveness of this resolution.

Glencore represented that it intended to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the Non-Series B Nominees and approve or adopt the Glencore Proposal, and (b) otherwise solicit proxies from shareholders in support of the election of the Non-Series B Nominees and the approval and adoption of the Glencore Proposal. Glencore reserved the right to forego the delivery of any such proxy statement and/or solicitation of proxies in its sole discretion.

PROPOSAL 2:
AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AND 4% PREFERRED STOCK, DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK AND ADJUST CERTAIN PROVISIONS RELATING TO OUR 4% PREFERRED STOCK TO ACCOUNT FOR THE REVERSE STOCK SPLIT

Unless otherwise indicated or the context requires, none of the share numbers, share prices, and per share amounts in this proxy statement give effect to the reverse stock split.

General

The Board has unanimously adopted a resolution approving, subject to approval by our stockholders, a proposed amendment to our Restated Certificate of Incorporation, a form of which is attached to this proxy statement as Annex A (the “Proposed Amendment”), to (i) effect a reverse stock split of our Common Stock and 4% Preferred Stock, (ii) decrease the number of authorized shares of our Common Stock and (iii) adjust certain provisions relating to the 4% Preferred Stock to account for the reverse stock split. Pursuant to the Proposed Amendment, each outstanding 10 shares of Common Stock would be combined into and become one share of Common Stock and the number of authorized shares of our Common Stock would be decreased from 165 million shares to 30 million shares. In addition, each outstanding 10 shares of 4% Preferred Stock would be combined into and become one share of 4% Preferred Stock and (a) the dividend rate per share of 4% Preferred Stock will be changed from 4% per annum upon the par value thereof (or $4 per annum) to $40 per annum to account for the reduction in share number as a result of the one for ten reverse stock split, (b) the minimum consolidated net current assets and consolidated net tangible assets of the Company, for each share of 4% Preferred Stock, that is required for any dividend or distribution to be paid in respect of the Common Stock (after giving effect thereto) will be increased from $100 to $1,000, in the case of consolidated net current assets, and from $200 to $2,000, in the case of consolidated net tangible assets, (c) the liquidation preference per share of 4% Preferred Stock will be increased from $100 to $1,000, in the case of an involuntary liquidation, dissolution or winding-up, and from $105 to $1,050, in the case of a voluntary liquidation, dissolution or winding-up, (d) the redemption price per share of 4% Preferred Stock will be increased from $105 to $1,050 and (e) the default dividend threshold that would entitle holders of the 4% Preferred Stock to election of directors will be increased from $4 per share of 4% Preferred Stock to $40 per share of 4% Preferred Stock.

To avoid the existence of fractional shares of our Common Stock after giving effect to the reverse stock split, stockholders who would otherwise be entitled to receive fractional shares of our Common Stock as a result of the reverse stock split will receive a cash payment in lieu thereof. As of March 9, 2007, we had 55,745,945 shares of Common Stock issued and outstanding. Based on the number of shares of our Common Stock issued and outstanding as of March 9, 2007, immediately following the completion of the reverse stock split, we would have approximately 5,574,594 shares of our Common Stock issued and outstanding. We will issue fractional shares of our 4% Preferred Stock as a result of the reverse stock split.

THE BOARD RECOMMENDS THAT YOU VOTE
IN FAVOR OF THIS PROPOSAL

If the Proposed Amendment is approved by our stockholders, we will implement the Proposed Amendment by filing a copy of it with the Secretary of State of the State of Delaware. The actual timing for implementation of the Proposed Amendment will be determined by the Board. We currently anticipate that if the Proposed Amendment is approved by stockholders at the Annual Meeting, it would be implemented as soon as practicable thereafter.

Approval of the Proposed Amendment requires the affirmative vote of at least:

(i)	a majority of the voting power of our issued and outstanding Common Stock, Series B Preferred Stock, and 4% Preferred Stock, voting together as a single class; and

(ii)	a majority of the voting power of our issued and outstanding Common Stock, voting as a separate class.

Purpose of the Reverse Stock Split

The purpose of the reverse stock split is to increase the per share market price of our Common Stock to bring it in compliance with the minimum price rule of the New York Stock Exchange (the “NYSE”) and avoid the delisting of our Common Stock from the NYSE. Under Rule 802.01C of the NYSE’s Listed Company Manual, our Common Stock must trade at a minimum average closing share price of $1.00 during a consecutive 30-day trading period. The NYSE has informed us that we are in violation of this rule and that our Common Stock will be delisted if the per share market price does not rise above such minimum price.

We believe that the delisting of our Common Stock from the NYSE would have an adverse impact on the market price of our Common Stock and reduce the liquidity of the market for our Common Stock, both of which would be adverse to our stockholders. In addition, it would likely impair our ability to raise capital in the future through the sale of equity securities.

Because each share of our Common Stock is entitled to one vote both before and after the reverse stock split, each holder of our shares of Common Stock and Series B Preferred Stock would hold only one-tenth of the voting power by virtue of its shareholding as a result of the reverse stock split. Each holder of our shares of 4% Preferred Stock, however, would retain all of the voting power by virtue of its shareholding if the 4% Preferred Stock is not subject to a corresponding reverse stock split. Therefore, if it were desirable to maintain the same relative voting power among our Common Stock, Series B Preferred Stock and 4% Preferred Stock, a one for ten reverse stock split of the 4% Preferred Stock would be needed to reduce the voting power of the 4% Preferred Stock in proportion with the reduction in voting power of our other classes of capital stock.

The below table illustrates what the quantitative magnitude of the change in relative voting power among our classes of capital stock might have been if the reverse stock split of our Common Stock, without the corresponding reverse stock split on our 4% Preferred Stock, had occurred on March 9, 2007.

		Percentage of
		Total Voting
		Power Assuming
		Reverse Stock
		Split of Common
		Stock Occurs on
	Percentage of	March 9, 2007,
	Total Voting	Without Reverse
	Power as of	Stock Split of
	March 9, 2007	4% Preferred Stock

Holders of Common Stock	48.7	43.8
Holders of Series B Preferred Stock	50.0	44.9
Holders of 4% Preferred Stock	1.3	11.3

Risks Associated with the Reverse Stock Split

We cannot assure you that the market price per share of our Common Stock immediately after the reverse stock split will rise in proportion to the reduction in the number of shares of Common Stock outstanding before the reverse stock split or that it will not fall thereafter. For example, based on the reported last sale price of our Common Stock on March 9, 2007, of $0.72 per share, we cannot assure you that the post-reverse split market price of our Common Stock would be $7.20 ($0.72 x 10) per share or greater.

Stockholders who otherwise would be entitled to receive fractional shares of Common Stock following the reverse stock split will only be entitled to a cash payment in lieu of such shares and will have no rights as stockholders with respect to such fractional shares.

Principal Effects of the Proposed Amendment

If approved and implemented, the principal effects of the Proposed Amendment would include the following:

•	Each 10 existing shares of Common Stock you own would be reclassified into one new share of Common Stock;

•	The total number of shares of Common Stock that we are authorized to issue would be reduced from 165,000,000 to 30,000,000;

•	Each 10 existing shares of 4% Preferred Stock you own will be reclassified into one new share of 4% Preferred Stock;

•	Certain terms of the 4% Preferred Stock will be adjusted by a factor of 10 to maintain the same economic rights for holders of the 4% Preferred Stock after giving effect to the reverse stock split;

•	The proportional reduction in the number of outstanding shares of Common Stock and 4% Preferred Stock, and the resulting adjustment to the conversion rate of the Series B Preferred Stock, will result in no change to the relative voting power among the various classes of our capital stock;

•	Appropriate adjustments will be made to stock options, restricted stock and deferred shares granted under Company plans to maintain the economic value of the award;

•	The number of shares of our Common Stock reserved for issuance under our existing stock-based compensation plans will be reduced to one-tenth of the number of shares currently reserved for issuance under such plans; and

•	The conversion price of our Series B Preferred Stock and the number of shares of our Common Stock reserved for issuance upon conversion will be adjusted to reflect the reverse stock split.

The shares of Common Stock and 4% Preferred Stock resulting from the reverse stock split will remain fully paid and non-assessable. As described below, stockholders otherwise entitled to receive fractional shares of Common Stock will be entitled to cash payments in lieu of such fractional shares. The reverse stock split will not affect the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended.

Fractional Shares

No fractional shares of Common Stock will be issued in connection with the reverse stock split. Stockholders who otherwise will be entitled to receive fractional shares of Common Stock because they hold a number of shares of Common Stock not evenly divisible by 10 will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof. We will arrange for our transfer agent, Mellon Investor Services LLC, to aggregate the fractional shares of Common Stock of registered stockholders, sell them in the open market and deliver the proceeds to those stockholders.

Fractional shares of 4% Preferred Stock will be issued in connection with the reverse stock split.

Accounting Matters

The par value of each share of our Common Stock will remain at $0.01 per share, and the par value of each share of our 4% Preferred Stock will remain at $100 per share, after the reverse stock split. As a result, as of the effective time of the Proposed Amendment, the stated capital on our balance sheet attributable to our Common Stock and 4% Preferred Stock will be reduced proportionately based on the reverse stock split ratio of one for ten, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we will restate net income or loss and other per share amounts for periods ending before the reverse stock split to give retroactive effect to the reverse stock split.

No Appraisal Rights

Stockholders do not have any appraisal rights under the General Corporation Law of the State of Delaware or under our restated certificate of incorporation in connection with the reverse stock split.

Procedure for Effecting Reverse Stock Split and Surrender of Stock Certificates

If stockholders approve the Proposed Amendment, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation substantially in the form of the Proposed Amendment. The reverse stock split will become effective at the time of filing of, or at such later time and date as is specified in, the certificate of amendment, which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of our Common Stock and 4% Preferred Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Common Stock or the number of shares (whole or fractional) of our 4% Preferred Stock, as the case may be, into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

We do not plan on issuing new stock certificates of Common Stock following the reverse stock split. Instead, we expect all shares of Common Stock after the reverse stock split to be held in direct registration form. Stockholders holding physical certificates of Common Stock prior to the effective time of the reverse stock split will need to surrender those certificates in return for (i) the creation of book entries evidencing their ownership of our common shares in direct registration form and (ii) a cash payment in lieu of any fractional shares. No action will be required on the part of registered stockholders who hold their shares of Common Stock in direct registration form or by stockholders who currently hold their shares of Common Stock through a brokerage firm or otherwise in “street name.” We expect that our Common Stock after the reverse stock split will receive a new CUSIP number.

We will advise registered stockholders who hold physical certificates of Common Stock of the procedures to be followed to exchange those certificates in a letter of transmittal to be sent to those stockholders. No book entries will be created in favor of a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with a properly completed and executed letter of transmittal, to our transfer agent. Any old shares of Common Stock submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be replaced with book entries evidencing the new shares in direct registration form, giving effect to the reverse stock split.

We will issue new stock certificates of 4% Preferred Stock and/or create book entries for the 4% Preferred Stock following the reverse stock split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES
AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO

United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to our stockholders of the proposed reverse stock split. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service, and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers, and tax-exempt entities. Further, it does not address any state, local, or foreign income or other tax consequences, or any consequences based on facts particular to a given holder. This summary assumes that the shares of our Common Stock and 4% Preferred Stock are held as capital assets, as defined in the Code, immediately prior to and immediately following the reverse stock split.

Subject to the discussion below concerning the treatment of the receipt of cash payments for fractional shares, we believe that the material U.S. federal income tax consequences of the proposed reverse stock split are as follows:

•	No gain or loss will be recognized for U.S. federal income tax purposes by any of the holders of our Common Stock or 4% Preferred Stock as a result of the proposed reverse stock split.

•	A stockholder’s aggregate basis for the Common Stock or 4% Preferred Stock immediately after the proposed reverse stock split will be the same as the stockholder’s aggregate basis for the Common Stock or 4% Preferred Stock, as applicable, held by that stockholder immediately before the reverse stock split.

•	The holding period for the Common Stock or 4% Preferred Stock, as applicable, after the reverse stock split for a given stockholder will include such stockholder’s holding period for the Common Stock or 4% Preferred Stock, as applicable, (held immediately prior to the proposed reverse stock split) that is treated for U.S. federal income tax purposes as being exchanged therefor.

In general, if you receive cash instead of a fractional share of our Common Stock, you will recognize capital gain or loss based on the difference between the amount of cash received and your adjusted basis in our Common Stock (held immediately prior to the proposed reverse stock split) that is attributable to the fractional share. The capital gain or loss will constitute long-term capital gain or loss if your holding period for our Common Stock (held immediately prior to the proposed reverse stock split) is greater than one year. The deductibility of capital losses is subject to limitations.

We cannot assure you that the Internal Revenue Service or the courts will not take contrary positions. You should consult your tax advisor for a full understanding of the tax consequences of the proposed reverse stock split.

DIRECTORS AND DIRECTOR NOMINEE

The following information is furnished with respect to the Nominated Company Director, Donald R. McIlnay, and for each other person whose term of office as a director will continue after the Annual Meeting, other than Messrs. Brajovic, Burner, DeCotiis, and Steger, whose terms on the Board expire at the Annual Meeting and who will not be standing for re-election at the Annual Meeting:

SALLIE B. BAILEY Director since 2004 Age 47	Member: Audit Committee Finance Committee Term expires 2009

Ms. Bailey is Vice President and Chief Financial Officer of Ferro Corporation, a manufacturer of specialty chemicals, and has served in that capacity since January, 2007. Prior thereto, she was Senior Vice President-Finance and Controller of The Timken Company, Canton, Ohio, from January, 2003 to December, 2006, and Corporate Controller from April, 2001, to January, 2003, and Director, Finance and Treasurer from November, 1999, to April, 2001. Ms. Bailey is a Company Director.

MILOS V. BRAJOVIC Director since August 17, 2006 Age 35	Term expires 2007

Mr. Brajovic is a former senior member of Glencore Finance AG, an investment subsidiary of Glencore International AG, having served in that capacity from 2003 until 2007. He was Associate, Senior Associate and Vice President with Houlihan Lokey Howard & Zukin from 2002 to 2003, and Associate and Vice President with Lehman Brothers from 2000 to 2002. Mr. Brajovic is a Company Director.

RONALD D. BROWN Director since 1999 Age 53	Term expires 2009

Mr. Brown is Chairman, President and Chief Executive Officer of the Company. He has served as Chairman and Chief Executive Officer since June 1, 2001. Prior thereto, he was President and Chief Operating Officer from September 20, 1999 to June 2001. Director of A.O. Smith Corporation. Mr. Brown is a Company Director.

DAVID L. BURNER Director since 1998 Age 67	Member: Audit Committee Personnel and Compensation Committee Term expires 2007
Mr. Burner is the retired Chairman and Chief Executive Officer of Goodrich Corporation, Charlotte, North Carolina, a provider of aircraft systems and services. He served in that capacity from July, 1997 to October, 2003. He was Chief Executive Officer from December, 1996, to July, 1997, and President from December, 1995, to January, 1997. Director of Progress Energy, Inc., Briggs & Stratton Corporation, Lance, Inc., and Engelhard Corporation. Mr. Burner is a Company Director.

H. CHRISTOPHER DeCOTIIS Director since 2005 Age 41	Member: Personnel and Compensation Committee Term expires 2007
Mr. DeCotiis is Senior Vice President-Senior Credit Officer of the Royal Bank of Scotland, New York, New York, and has served in that capacity since June, 2006. Prior thereto, he was Vice President-Senior Credit Officer of the Royal Bank of Scotland from November, 2004 to June, 2006. He was Director-Group Risk Management of the Royal Bank of Canada from June, 2003, to November, 2004, and manager from November, 2000 to June, 2003. Prior thereto, he was Vice President-Senior Credit Officer of the Industrial Bank of Japan from April, 1997, until October, 2000. Mr. DeCotiis is a Series B Director.

STEVEN N. ISAACS Director since 2004 Age 43	Member: Finance Committee Term expires 2007
Mr. Isaacs has been the Chairman and Managing Director of Glencore Finance AG, an investment subsidiary of Glencore International AG, since 2003, and prior thereto held various positions with Glencore International AG since 1995. Mr. Isaacs is a Series B Director.

DONALD R. McILNAY Director since November 14, 2006 Age 56	Term expires 2007 Nominee for three-year term
Mr. McIlnay is Senior Vice President, President Industrial Tools Group and Emerging Markets of The Stanley Works, New Britain, Connecticut, a worldwide manufacturer of tools, hardware and specialty hardware products, and has served in that capacity since 2006. He was Senior Vice President, President Tools Group from 2004 to 2006; Vice President, President Stanley Doors Division from 2003 to 2004; and President, Consumer Sales Americas from 1999 to 2003. Mr. McIlnay is a Nominated Company Director.

MARK L. SEGAL Director since 2004 Age 42	Member: Audit Committee Finance Committee Term expires 2009
Mr. Segal is Chief Financial Officer of Spin Master Ltd., Toronto, Canada, a designer, developer, manufacturer and marketer of consumer products for children, and has served in that capacity since September, 2001. He was Vice President, Corporate Treasurer of Norigen Communications Inc., from February, 2000, to August, 2001, and Director, Treasury and Finance of Husky Injection Molding Systems Ltd. from February, 1997, to February, 2000. Mr. Segal is a Series B Director.

Dr. JOSEPH A. STEGER Director since 1985 Age 70	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Term expires 2007
Dr. Steger had served for more than five years, until his retirement in 2003, as President of the University of Cincinnati, and now serves as President Emeritus. Dr. Steger is a Company Director.

DUANE K. STULLICH Director since 2004 Age 38	Member: Nominating and Corporate Governance Committee Finance Committee Term expires 2008
Mr. Stullich is Co-Founder and Managing Member of FocalPoint Partners, LLC, Los Angeles, California, an independent investment bank specializing in mergers and acquisitions, raising capital, and financial restructurings, and has served in that capacity since December, 2002. He was Principal of Murphy Noell Capital, LLC from March, 1999 to December, 2001, and consultant with Murphy Noell Capital, LLC from December, 2001 to July, 2002. Mr. Stullich is a Series B Director.

CHARLES F. C. TURNER Director since 2002 Age 46	Member: Nominating and Corporate Governance Committee Finance Committee Term expires 2008
Mr. Turner has been President, Conklin Group, LLC, a real estate holding and management company, since 2002. Prior to his election to the Board in 2002, he had served in various capacities at the Company, his last position being Group Director of Information Technology for the Company’s Plastics Technologies Group. Mr. Turner is a great-grandson of Fred A. Geier, one of the founders of the Company, and a nephew of the late James A.D. Geier, a former director and chief executive officer of the Company. Mr. Turner is a Company Director.

LARRY D. YOST Director since 2004 Age 69	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Term expires 2008
Mr. Yost is Chairman of the Board of Directors of Kennametal, Inc., Latrobe, Pennsylvania, a global supplier of tooling, engineered components and advanced materials consumed in production processes, and has served in that capacity since January, 2007. Prior thereto, he was Chairman and Chief Executive Officer of ArvinMeritor, Inc., from October 1997 until he retired from that position in August, 2004. He was President of Rockwell Automotive from March, 1997 to October, 1997, and President of the Heavy Vehicle Systems group of Rockwell Automotive from November, 1994 to March, 1997. Director of Kennametal, Inc., Intermec, Inc., and Actuant Corporation. Mr. Yost is a Company Director.

GOVERNANCE OF THE COMPANY

Corporate Governance Practices

The Board, its committees, and the Company’s management strive to perform and fulfill their respective duties and obligations in a responsible and ethical manner. The following governance practices provide the framework in which to so act:

•	The Board and the Audit, Finance, Nominating and Corporate Governance, and Personnel and Compensation Committees each perform annual self-evaluations.

•	All members of the Audit Committee, the Nominating and Corporate Governance Committee, and the Personnel and Compensation Committee are independent, as defined by the SEC and the New York Stock Exchange (the “NYSE”).

•	All but one of the directors are non-employee directors.

•	The Board has a policy requiring that a director submit his or her resignation from the Board upon a change in such director’s principal professional occupation, but in any event no later than his or her 72nd birthday unless otherwise approved by the Board.

•	The Company practices full and timely disclosure of material information. The Company provides detailed quarterly and annual financial information on its website at www.milacron.com. The Chief Executive Officer and Chief Financial Officer of the Company certify quarterly and annual financial reports filed with the SEC.

•	The Company has adopted a comprehensive Code of Conduct for all employees and directors and a Code of Ethics for senior financial officers. The Code of Conduct and Code of Ethics can be found on the Company’s website.

•	A confidential telephone hotline for anonymous reporting of complaints and concerns has been in place since 1994.

•	The Board has adopted a set of Corporate Governance Guidelines which, together with the Company’s certificate of incorporation, by-laws, and charters of the various committees, provide the foundation of the Company’s governance. The Corporate Governance Guidelines can be found on the Company’s website.

•	At each of its regularly scheduled meetings, the Board meets in executive sessions which include only non-employee directors. During the executive session at the first regularly scheduled board meeting each calendar year, the non-employee directors elect a presiding director whose responsibilities include setting the agenda for, and leading, the executive sessions.

•	Shareholders and interested parties desiring to communicate with the Board or with any specified individual director(s) may send such correspondence to the attention of Hugh C. O’Donnell, Secretary, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206. All such correspondence to the Board or a director should be sealed in a separate envelope and clearly marked “Confidential.” The Secretary will directly forward the communication, unopened, to the presiding director or non- management directors, as appropriate.

•	The Board considers attendance by directors at the Company’s annual shareholder meetings to be an important governance practice, though no formal attendance policy exists. Ten directors attended the Company’s 2006 annual meeting of shareholders.

Board Meetings and Committees

The Board held nine meetings in 2006. Average attendance by directors at the aggregate of the total number of Board and committee meetings was 95%. No director attended fewer than 85% of the aggregate of the total number of meetings of the Board and all committees on which he or she served.

The Company is committed to a Board with a majority of independent directors. As described in the Corporate Governance Guidelines available on the Company’s website, we apply the NYSE rules to determine director independence. The Nominating and Corporate Governance Committee annually evaluates the independence of each director and makes recommendations to the Board. As part of this process, the Committee reviews the detailed Directors’ and Officers’ Questionnaires completed annually by each director, which require disclosure of any related party transaction. In making its recommendations, the Committee also applies the NYSE rules and evaluates any other commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between the directors and the Company. In particular, even though it is not a reportable related party transaction under SEC rules, the Committee considered Ms. Bailey’s former employment as an officer of The Timken Company and current employment as an officer of Ferro Corporation, each a supplier to and customer of the Company. The Committee determined these relationships do not affect the independence of Ms. Bailey.

The Board has determined that Ms. Bailey and Messrs. Brajovic, Burner, DeCotiis, McIlnay, Segal, Steger, Stullich, Turner, and Yost meet the NYSE independence requirements.

The Board has established five committees: Audit Committee, Personnel and Compensation Committee, Nominating and Corporate Governance Committee, Finance Committee, and Capital Structure Committee.

Audit Committee

The Audit Committee is composed of three non-employee directors. The Board has determined that each of Sallie B. Bailey, David L. Burner, and Mark L. Segal, being all the members of the Audit Committee, (i) meets the independence requirements of the SEC and the NYSE, (ii) is financially literate within the meaning of the NYSE rules, and (iii) qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee assists the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto. The Committee is the Board’s principal agent for evaluating the quality of internal audit, the independence and qualifications of the Company’s independent auditors, the integrity of management, the Company’s compliance with legal and regulatory requirements, and the adequacy of disclosures to shareholders. The Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent auditors. The Committee pre-approves all non-audit services performed by the independent auditor. The Committee meets with members of management, the independent auditors, and the internal auditors, both together and privately, to review the quarterly and annual financial statements, audit coverage and results, the adequacy of internal accounting controls, and the quality of financial reporting. The duties and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website at www.milacron.com. The Committee held five meetings in 2006.

The foregoing description of the Audit Committee and the “Report of the Audit Committee” included as part of this proxy statement shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Personnel and Compensation Committee

The Personnel and Compensation Committee is composed of four non-employee directors. Each member of the Committee is independent, as defined by the listing standards of the NYSE. The Committee reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and sets the CEO’s total compensation level based on this evaluation, which is reviewed with all independent members of the Board. The Committee also reviews and approves compensation for senior executives as well as incentive compensation plans, equity compensation plans, and qualified and non-qualified retirement plans. The Committee annually reviews and approves a management succession plan to assure orderly transition and has sole authority regarding retention, fees, and termination of any outside consulting firm assisting in the evaluation of CEO or senior executive compensation. The duties and responsibilities of the Personnel and Compensation Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website at www.milacron.com. The Committee held seven meetings in 2006. The Report of the Personnel and Compensation Committee is included as part of this proxy. For more information concerning the Committee’s processes and procedures for the consideration and determination of executive compensation, see section entitled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of four non-employee directors. Each member of the Committee is independent, as defined by the SEC and NYSE. The Committee assists the Board by identifying qualified candidates for election to the Board, and develops, recommends, and annually reviews criteria for the selection of directors and corporate governance guidelines for the Company. The Committee also reviews and approves the compensation of all non-employee directors of the Company. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held four meetings in 2006. The Report of the Nominating and Corporate Governance Committee is included as part of this proxy.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders, directors, officers, third-party search firms, and other sources for nominations as a director. The Committee considers the needs of the Board and evaluates each recommended candidate in light of, among other things, the candidate’s qualifications which are identified in the Corporate Governance Guidelines and the Criteria for Selecting Candidates for the Board of Directors, both of which can be found on the Company’s website at www.milacron.com. In summary, all shareholder recommended candidates should possess the highest personal and professional ethics and integrity as well as substantial and broad senior management experience and/or expertise. Recommended candidates should be free of any conflict of interest, financially literate, independent, and willing to devote sufficient time to carrying out his or her duties and responsibilities effectively.

A shareholder recommendation of a candidate for director should be sent by mail to the Chairperson, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206-2425. Shareholder recommendations must be received no later than the date for submission of shareholder proposals generally.

The recommendation letter must, at a minimum, provide the shareholder’s name, address, number and class of shares owned; the candidate’s biographical information, including name, residential and business address, telephone number, age, education, accomplishments, employment history (including positions held and current position), and current and former directorships; and the shareholder’s opinion as to whether the recommended candidate meets the definitions of “independent,” “financially literate,” and “financial expert” under the NYSE and SEC rules. The recommendation letter must also provide information that would be required to be disclosed in the solicitation of proxies for election of directors under federal securities laws. The shareholder must include the recommended candidate’s statement that he or she meets the requirements and those identified on the Company’s website; is willing to complete the questionnaire required of all officers and directors; will provide such other information as the Committee may reasonably request; and consents to serve on the Board if elected.

Finance Committee

The Finance Committee is composed of five non-employee directors. The Finance Committee reviews management recommendations relating to the capital structure, acquisitions and divestitures, allocation of assets and risk management, and oversees management’s fiduciary responsibility for the Company’s defined benefit and defined contribution plans. The duties and responsibilities of the Finance Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held six meetings in 2006.

Capital Structure Committee

The Capital Structure Committee was formed by the Board effective May 3, 2006, for the purpose of evaluating certain elements of the Series B Preferred Stock Certificate of Designation. The Committee, composed of three independent Company directors, held three meetings in 2006.

Shareholder Meetings: Conducting Business and Notice

At any meeting of the shareholders, only such business may be conducted as shall have been brought before the meeting by or at the direction of the Board or by any shareholder who is entitled to vote with respect thereto and who has given timely notice thereof in writing to the Secretary of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notice requirements for shareholder proposals at the 2008 Annual Meeting are provided under the heading “Shareholder Proposals for the 2008 Annual Meeting of Shareholders” in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The Company’s Personnel and Compensation Committee is comprised of Messrs. Burner, DeCotiis, Steger, and Yost, with Mr. Yost serving as Chairperson. Each member of the Committee is independent, as defined by the SEC and the NYSE.

DIRECTOR COMPENSATION

The Company’s compensation program for its non-employee directors consists of the following elements:

Cash Component:  Each non-employee director receives cash payments as follows:

(a)	an annual cash retainer of $25,000;

(b)	a fee of $1,500 for each Board and each Committee meeting attended, either personally or via telephone conference call;

(c)	Chairpersons of the Finance Committee, Nominating and Corporate Governance Committee, and Personnel and Compensation Committee receive an additional retainer of $4,000 per year;

(d)	Chairperson of the Audit Committee receives an additional retainer of $7,000 per year; and

(e)	The Presiding Director receives an additional annual retainer of $20,000.

Equity Component:  Each non-employee director receives annual equity compensation with an aggregate value of $40,000, consisting of the following:

•	An annual credit of phantom stock units worth $10,000 to his or her deferral sub-account under the Milacron Inc. Director Deferred Compensation Plan. The number of phantom stock units is based on the fair market value of our Common Stock on the last trading day of the prior calendar year and is pro-rated for those directors who join or leave the Board during the year. In general, the phantom stock units vest pro-rata on a daily basis. The vested phantom stock units are payable following termination of service with the Board, in the form of cash, shares of Common Stock, or a combination of the two, as selected by the director.

•	An annual credit of restricted stock units worth $30,000 to his or her restricted sub-account under the Milacron Inc. Director Deferred Compensation Plan. The number of restricted stock units is based on the fair market value of our Common Stock on the date of the grant. In general, the restricted stock units vest on the third anniversary of the date of grant, subject to earlier vesting upon death, disability or retirement. The vested restricted stock units are payable following termination of service with the Board, in the form of cash, shares of Common Stock, or a combination of the two, as selected by the director.

In addition to the above, each individual who is first elected to the Board of Directors receives an award of 2,000 restricted shares, which vests on the third anniversary of the date of the grant.

Other Compensation:  Each non-employee director may elect to be covered by a $100,000 company-paid group term life insurance. The premiums for this life insurance are paid for by the Company.

2006 Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

Darryl F. Allen	32,049	35,907	1,133	69,090
Sallie B. Bailey	58,000	21,333	0	79,333
Milos Brajovic	4,557	2,704	0	7,261
David L. Burner	68,000	27,816	1,133	96,949
H. Christopher DeCotiis	44,500	12,917	0	57,417
Steven N. Isaacs	46,000	28,000	1,133	75,133
Donald R. McIlnay	—	970	0	970
Mark L. Segal	52,148	23,577	0	75,725
Dr. Joseph A. Steger	57,500	27,816	1,133	86,449
Duane K. Stullich	52,000	23,577	0	75,577
Charles F. C. Turner	56,500	29,636	1,133	87,269
Larry D. Yost	71,367	28,031	0	99,397

(1)	Includes amounts earned from the annual retainer, Board meeting fees, Committee meeting fees and chairperson fees. In addition, Mr. Yost also received a retainer associated with his role as Presiding Director. These amounts were earned and paid in 2006.

(2)	Amounts included in the “Stock Awards” column reflect the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to outstanding phantom stock units, restricted stock units, and restricted stock awards, and includes amounts attributable to awards granted in prior years. The aggregate dollar amount was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“FAS 123R”), but without regard to any estimate of forfeitures related to service-based vesting. See Note to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (“2006 Annual Report”) captioned “Share-Based Compensation” for an explanation of the assumptions made by the Company in the valuation of these awards. The grant date fair value of phantom stock units and restricted stock units granted during 2006 as determined in accordance with FAS 123R, was $10,000 and $30,000, respectively. Messrs. Brajovic and McIlnay each received an award of 2,000 restricted shares as a result of being first elected to the Board in 2006. These awards had a grant date fair value of $1,750 and $1,500, respectively.

(3)	Amounts included in the “Option Awards” column reflect the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to stock options to purchase 2,000 shares of common stock granted to each of Messrs. Allen, Burner, Isaacs, Steger, and Turner on June 11, 2004. The aggregate dollar amount was determined in accordance with FAS 123R, but without regard to any estimate of forfeitures related to service-based vesting. See Note to the Consolidated Financial Statements contained in the 2006 Annual Report captioned “Share-Based Compensation” for an explanation of the assumptions made by the Company in the valuation of these awards.

Aggregate Number of Outstanding Equity Awards at Year-End 2006:  The aggregate number of outstanding equity awards at December 31, 2006, is shown in the table below.

Aggregate Number of Deferred Stock and Option Awards Outstanding on December 31, 2006

						Total Number of
	Pre-2005		Restricted Sub-			Shares and
	Deferred Plan [#	Deferral Sub-	Account [# of	Restricted Stock	Non-Qualified	Options on
	of Shares	Account [# of Shares	Shares	Awards	Stock Options	December 31,
Director	Outstanding]	Outstanding]	Outstanding]	Outstanding	Outstanding	2006

D. F. Allen(1)	50,501	—	—	5,961	14,000	70,462
S. B. Bailey	345	10,897	20,405	9,331	—	40,978
M. Brajovic	—	3,015	—	2,000	—	5,015
D. L. Burner	37,115	10,897	18,405	15,292	12,000	93,709
H. C. DeCotiis	—	9,932	18,405	2,000	—	30,337
S. N. Isaacs	2,132	10,897	18,405	15,292	2,000	48,726
D. R. McIlnay	—	1,056	—	2,000	—	3,056
M. L. Segal	1,266	10,897	18,405	11,331	—	41,899
J. A. Steger	15,418	10,897	18,405	15,292	16,000	76,012
D. K. Stullich	1,266	10,897	18,405	11,331	—	41,899
C. F. C. Turner	6,820	10,897	18,405	15,292	5,000	56,414
L. D. Yost	1,266	10,897	18,405	11,331	—	41,899

Total	116,129	101,179	167,645	116,453	49,000	550,406

Note:

(1)	Mr. Allen retired from the Board of Directors on May 3, 2006.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following tables set forth as of March 9, 2007 (unless otherwise indicated), to the Company’s knowledge, the beneficial owners of more than five percent of the Company’s outstanding shares of the Common Stock, Series B Preferred Stock, and 4% Preferred Stock. Unless otherwise noted, the individuals or entities named in such tables have sole voting and dispositive power.

Common Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding(1)	Outstanding(2)

Cannell Capital, LLC(3)	5,000,000	9.0	4.4
50 California Street, 5th Floor
San Francisco, CA 94111
David J. Greene & Company, LLC(5)	3,782,890	6.8	3.3
599 Lexington Avenue
New York, NY 10022
Pzena Investment Management, LLC(4)	3,443,540	6.2	3.0
120 West 45th Street, 20th Floor
New York, NY 10036
Dimensional Fund Advisors LP(6)	3,407,508	6.1	3.0
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Fine Capital Partners, L.P.(7)	2,786,700	5.0	2.4
152 West 57th Street, 37th Floor
New York, NY 10019

Series B Preferred Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(2)

Glencore Finance AG(8)	287,500	57.5	28.7
Baarermattstrasse 3
CH-6341 Baar
Switzerland
MSD Capital, L.P./SOF Investments L.P.(9)	75,000	15.0	7.5
645 Fifth Avenue, 21st Floor
New York, NY 10022
Ore Hill Hub Fund Ltd.(10)	52,500	10.5	5.2
c/o Ore Hill Partners LLC
650 Fifth Avenue, 9th Floor
New York, NY 10019
Whitebox Convertible Arbitrage Partners, LP	44,400	8.9	4.4
3033 Excelsior Boulevard, #300
Minneapolis, Minnesota 55416
Linden Capital L.P.	37,000	7.4	3.7
18 Church Street, Skandia House
Hamilton, HM22, Bermuda

4% Cumulative Preferred Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(2)

Mellon Trust of New England	11,126	18.5	0.8	(11)
525 William Penn Place, Suite 3418
Pittsburgh, PA 15259
Trustee — Milacron Employee Benefit Plans
Contact: Melissa Tarasovich
Officer
Goldman, Sachs & Co.	8,084	13.5	0.2
180 Maiden Lane
New York, NY 10038
Contact: Gloria Lio
President
JPMorgan Chase Bank/PCS Shared Services	7,004	11.7	0.1
340 South Cleveland Ave
Bldg 350
Westerville, OH 43081
Contact: Chris Buck
Manager
RBC Dain Rauscher Inc.	5,385	9.0	0.1
510 Marquette Avenue South
Minneapolis, MN 55402
Contact: Steve Schafer Sr.
Associate
Milacron Geier Foundation	3,913	6.5	0.1
2090 Florence Avenue
Cincinnati, OH 45206
(R. D. Brown, J. A. Steger, and C. F.C. Turner, Trustees)
National Financial Services LLC	3,504	5.8	0.1
200 Liberty Street
New York, NY 10281
Contact: Lou Trezza

(1)	Based upon 55,745,945 shares of Common Stock outstanding as of March 9, 2007, not including 37,062 shares held in treasury and not giving effect to the conversion of the Series B Preferred Stock, the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind.

(2)	Based upon 55,745,945 shares of Common Stock outstanding as of March 9, 2007, not including 37,062 shares held in treasury and not giving effect to the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind. The following chart sets forth the percentage of voting power, as of March 9, 2007, of (a) the holders of the Company’s Common Stock, (b) the holders of the Company’s Series B Preferred Stock, and (c) the holders of the Company’s 4% Preferred Stock, based upon 55,745,945 shares of Common Stock outstanding as of March 9, 2007, not including 37,062 shares held in treasury, and giving effect solely to the exercise of the contingent warrants and the payment of pay-in-kind dividends on the Series B Preferred Stock from December 31,

2006, through to its mandatory conversion date (and without giving effect to any other transactions that the Company may enter into during the applicable periods that would result in additional dilution).

			On Series
			B Preferred
			Stock Mandatory
			Conversion Date
			(June 10,
			2011) Assuming
			Pay-in-kind
			Dividends on
			Series B
	As of	Following Exercise	Preferred Stock
	March 9,	of Contingent	Until Such
	2007	Warrants(a)	Date(b)

Holders of Common Stock(c)	48.7%	48.3%	39.9%
Holders of Series B Preferred Stock(d)	50.0%	50.4%	59.1%
Holders of 4% Cumulative Preferred Stock(e)	1.3%	1.3%	1.0%

    _ _

(a)	Assumes that all contingent warrants and Common Stock issued upon exercise thereof are held by holders of Series B Preferred Stock.

(b)	Assumes exercise of the contingent warrants, that all Common Stock issued upon exercise thereof continues to be held by holders of Series B Preferred Stock, and that each quarterly dividend due to the holders of Series B Preferred Stock until the date of the mandatory conversion on June 10, 2011, beginning with the dividend due on March 1, 2007, is paid in-kind with shares of Series B Preferred Stock. (The Company currently is precluded from paying either cash or pay-in-kind dividends under the terms of the indenture governing its 11 1/2% Senior Secured Notes due 2011.)

(c)	Each holder of Common Stock is entitled to one vote for each share of Common Stock held.

(d)	Each holder of Series B Preferred Stock is entitled to one vote for each share of Common Stock into which each share of Series B Preferred Stock is convertible.

(e)	Each holder of 4% Preferred Stock is entitled to 24 votes for each such share of 4% Preferred Stock held.

(3)	As reported in Schedule 13G/A dated February 14, 2007, filed with the SEC by J. Carlo Cannell, the controlling member of Cannell Capital, LLC. Cannell Capital, LLC acts as the investment adviser to the Anegada Master Fund Limited, which owns 1,403,749 shares of Common Stock, and TE Cannell Portfolio, Ltd., which owns 1,333,277 shares of Common Stock, and is the general partner of and investment adviser to Tonga Partners, L.P., which owns 2,262,974 shares of Common Stock. Cannell Capital, LLC (and as its controlling member, J. Carlo Cannell) has the right or the power to direct the receipt of dividends from the shares of Common Stock and to direct the receipt of proceeds from the sale of Common Stock, to Cannell Capital, LLC’s investment advisory clients.

(4)	As reported in Schedule 13G/A dated February 13, 2007, filed with the SEC by Pzena Investment Management, LLC (“Pzena”), a registered investment advisor, with respect to shares of Common Stock of which clients of Pzena have the right to receive and the ultimate power to direct the receipt of dividends, or the proceeds of sale. Pzena also reported sole voting power with respect to 3,009,726 of the shares of Common Stock as to which it reported sole dispositive power.

(5)	As reported in Schedule 13G dated February 8, 2007, filed with the SEC by David J. Greene and Company, LLC (“David J. Greene”), a registered broker or dealer and an investment advisor, with respect to shares of which David J. Greene has shared dispositive power and of which clients of David J. Greene have the right to receive dividends and proceeds of sale. David J. Greene also reported shared voting power with respect to 2,789,979 of the shares of Common Stock as to which it reported shared dispositive power.

(6)	As reported in Schedule 13G/A dated February 1, 2007, filed with the SEC by Dimensional Fund Advisors LP, an investment advisor, with respect to shares of Common Stock held by funds as to which it serves as investment advisor or manager. Dimensional Fund Advisors LP possesses investment and/or voting power over the Common Stock owned by such funds.

(7)	As reported in Schedule 13D dated February 17, 2006, filed with the SEC by Fine Capital Partners, L.P., an investment manager to certain private investment funds, Fine Capital Advisors, LLC, as the general partner of Fine Capital Partners, L.P., and Debra Fine, as a principal of Fine Capital Partners, L.P. and Fine Capital Advisors, LLC, with respect to 2,786,700 shares beneficially held by such persons. Such persons do not directly own any shares of Common Stock.

(8)	As reported in Amendment No. 5 to Schedule 13D dated February 5, 2007, filed with the SEC by Glencore Finance AG with regard to 287,500 shares of Series B Preferred Stock beneficially held with shared voting and dispositive power by Glencore Finance AG, Glencore International AG, and Glencore Holding AG. Steven N. Isaacs, the Chairman and Managing Director of Glencore Finance AG, and Milos Brajovic, Senior Member of Glencore Finance AG, are directors of the Company. In addition, Glencore Finance AG, Glencore International AG and Glencore Holding AG also beneficially own, with shared voting and dispositive power, 575,000 shares of Common Stock issuable upon exercise of the contingent warrants. See the “Share Ownership of Directors and Executive Officers” table for information regarding Mr. Isaacs’s and Mr. Brajovic’s beneficial ownership of shares of Series B Preferred Stock and Common Stock.

(9)	As reported in Schedule 13G filed by MSD Capital, L.P. and SOF Investments, L.P., dated March 20, 2006, with regard to 75,000 shares of Series B Preferred Stock held by SOF Investments, L.P., with shared voting and dispositive power. MSD Capital, L.P. is the general partner of SOF Investment, L.P. and therefore may be deemed to be the indirect beneficial owner of such shares.

(10)	As reported in Schedule 13G filed by Ore Hill Hub Fund Ltd. and Ore Hill Partners LLC, dated March 22, 2006, with regard to 52,500 shares of Series B Preferred Stock held by Ore Hill Hub Fund Ltd. with shared voting and dispositive power. Ore Hill Partners LLC is the investment manager of Ore Hill Hub Fund Ltd. and, accordingly, may be deemed to have voting and dispositive power with respect to such shares.

(11)	Includes both the 605,359 shares of Common Stock and the 11,126 shares of 4% Cumulative Preferred Stock beneficially owned by Mellon Trust of New England.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock, Series B Preferred Stock and 4% Preferred Stock as of March 9, 2007, for each of the directors and for each of the executive officers named in the Summary Compensation Table included in this Proxy Statement. For further information regarding our executive officers, reference is made to the section titled “Executive Officers of the Registrant” in Part I of the Company’s Form 10-K filed with the SEC on March 9, 2007, and which accompanies this Proxy Statement.

		Percent	Series	Percent		Percent
		of	B	of	4%	of
	Common	Class	Preferred	Class	Preferred	Class
Name	Stock(1)	Outstanding	Stock	Outstanding	Stock	Outstanding

Sallie B. Bailey(2)	0	0	—	—	—	—
Milos V. Brajovic(1)(2)	2,000	*	—	—	—	—
Ronald D. Brown(1)(3)	1,951,486	3.5	—	—	—	—
David L. Burner(1)(2)	22,560	*	—	—	—	—
H. Christopher DeCotiis(1)(2)	2,000	*	—	—	—	—
Steven N. Isaacs(1)(2)(4)	6,961	*	287,500	57.5	—	—
Donald R. McIlnay(1)(2)	2,000	*	—	—	—	—
Mark L. Segal(1)(2)	2,000	*	—	—	—	—
Joseph A. Steger(1)(2)(3)	27,480	*	—	—	—	—
Duane K. Stullich(1)(2)	2,904	*	—	—	—	—
Charles F. C. Turner(1)(2)(3)	13,837	*	—	—	342	0.6
Larry D. Yost(1)(2)	2,000	*	—	—	—	—
Ross A. Anderson(1)	654,722	1.2	—	—	—	—
Karlheinz Bourdon**	12,875	*	—	—	—	—
Robert C. McKee(1)	523,194	*	—	—	—	—
Hugh C. O’Donnell(1)	613,279	1.1	—	—	—	—
All directors and Named Executive Officers as a group	3,839,298	6.9	287,500	57.5	342	0.6
All directors and executive officers as a group — 21 persons(5)(6)	5,921,675	10.6	287,500	57.5	342	0.6

*	Denotes less than 1%.

**	Figures for share ownership of Common Stock for Mr. Bourdon are as of February 16, 2007, the date he ceased service as an executive officer of the Company.

(1)	The amounts shown include (a) the following shares that may be acquired within 60 days pursuant to outstanding option grants: Mr. Anderson 11,875 shares, Mr. Brown 260,000 shares, Mr. McKee 71,250 shares, Mr. O’Donnell 85,000 shares, Mr. Burner 11,000 shares, Mr. Isaacs 1,000 shares, Mr. Steger 15,000 shares, Mr. Turner 4,000 shares, and 507,275 shares for all directors and executive officers as a group; (b) the following shares allocated to participant accounts under the Milacron Retirement Savings Plan, according to information furnished by the Plan Trustee: Mr. Anderson 5,276 shares, Mr. Brown 6,158 shares, Mr. McKee 4,159 shares, Mr. O’Donnell 6,743 shares, and 44,223 shares for all directors and executive officers as a group; (c) grants of the following time-based restricted stock which have not vested: Mr. Anderson 201,500 shares, Mr. Brown 287,500 shares, Mr. McKee 123,000 shares, Mr. O’Donnell 126,750 shares, Mr. Brajovic 2,000 shares, Mr. Burner 5,961 shares, Mr. DeCotiis 2,000 shares, Mr. Isaacs 5,961 shares, Mr. McIlnay 2,000 shares, Mr. Segal 2,000 shares, Mr. Steger 5961 shares, Mr. Stullich 2,000 shares, Mr. Turner 5,961 shares, Mr. Yost 2,000 shares and 1,422,594 shares for all directors and executive officers as a group; (d) grants of the following performance-based restricted stock which have not been earned and have not vested: Mr. Anderson 407,500 shares, Mr. Brown 1,062,500 shares, Mr. McKee 280,000 shares, Mr. O’Donnell 311,250 shares, and 3,332,250 shares for all executive officers as a group.

(2)	The amounts shown do not include: (a) credits of stock units under the Company’s deferred compensation plans for non-employee directors as follows: Ms. Bailey 79,030 units, Mr. Brajovic 50,398 units, Mr. Burner 113,801 units, Mr. DeCotiis 75,720 units, Mr. Isaacs 78,818 units, Mr. McIlnay 48,440 units, Mr. Segal 77,951 units, Mr. Steger 92,103 units, Mr. Stullich 77,951 units, Mr. Turner 83,506 units, and Mr. Yost 77,951 units; and (b) 9,331 deferred shares each for Messrs. Burner, Isaacs, Segal, Steger, Stullich, Turner, Yost and Ms. Bailey granted pursuant to the Milacron Inc. 2004 Long-Term Incentive Plan.

(3)	The amounts shown do not include 3,913 shares of 4% Preferred Stock held by the Milacron Geier Foundation (of which Messrs. Brown, Steger, and Turner are Trustees), as to which shares beneficial ownership is disclaimed.

(4)	The amount shown, which is 57.5% of the outstanding Series B Preferred Stock, represents the shares owned by Glencore of which Mr. Isaacs has the right to direct dispositions and voting. See footnote 8 to the “Principal Holders of Voting Securities” table for further information regarding Glencore’s holdings of Series B Preferred Stock.

(5)	In the event of full conversion of all Series B Preferred Stock, directors and executive officers’ (including those not named in the table above) beneficial ownership as a group of outstanding Common Stock would be 5.2% excluding Mr. Isaacs’ interest in Glencore’s holdings and 33.9% including Mr. Isaacs’ interest in Glencore’s holdings.

(6)	No director or executive officer has outstanding any arrangement for the pledge of shares of Milacron common stock, Series B Preferred Stock or 4% Preferred Stock.

PROCEDURES FOR REVIEW OF RELATED PARTY TRANSACTIONS

Potential conflicts of interest, including related party transactions reportable under SEC rules, must be approved in advance. The Company has a detailed Code of Conduct, which can be found on the Company’s website, which applies to all employees, officers, and directors, and specifically addresses conflicts of interest. The Code of Conduct describes the procedure for review of conflicts of interest, including related party transactions reportable under SEC rules, with approval by the Board of Directors required if any such transaction involves a director. During 2006, there were no related party transactions reportable under SEC rules.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation program for our Chief Executive Officer (CEO), Chief Financial Officer (CFO), and our other three most highly-compensated executive officers, which we refer to collectively in this proxy statement as our named executive officers.

Role of the Personnel and Compensation Committee

The Personnel and Compensation Committee of our Board of Directors (which we refer to in this Compensation Discussion and Analysis as the Committee) consists entirely of non-employee directors who are “independent” under the New York Stock Exchange listing standards. A written charter adopted by our Board of Directors governs the Committee. A copy of the charter and a list of the members of the Committee can be found at our website, www.milacron.com, under the link to Investors — Corporate Governance.

The Committee is directly responsible for reviewing and establishing all aspects of compensation for our CEO and approving compensation for all other executive officers. During 2006, the Committee held seven meetings including three teleconference meetings. The Committee may from time to time meet with our CEO and our Vice President-Human Resources to review compensation programs, policies, and actions prior to making final decisions. Nonetheless, the Committee holds an executive session at each meeting without members of management present. If invited by the Committee, independent consultants or advisors also may attend all or a portion of a meeting.

Objectives of Our Executive Compensation Program

The total compensation and benefit program for our executive officers, including our named executive officers, is designed to achieve the following objectives:

•	Attract and retain highly competent executives necessary for the Company’s leadership and growth;

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success;

•	Provide a competitive compensation package, a substantial portion of which is “at-risk”— meaning that it is variable and only realized when we achieve specified service, financial, and/or operating performance objectives;

•	Provide opportunities for a meaningful amount of compensation to be earned in the form of Company stock, which aligns the interests of our executives and shareholders by motivating executives to increase share value; and

•	Provide a secure and competitive retirement income for our named executive officers.

In order to meet these objectives, the Committee has determined that our total compensation program for named executive officers will consist of the following elements: base salary, short-term incentives, long-term incentives, welfare benefits and perquisites, retirement programs, and severance benefits. Each of these components is described in more detail below.

Principles of Our Executive Compensation Program

We use the following principles to guide our decisions regarding executive compensation:

•	In order to attract and retain talented and experienced executives, we should provide a total compensation package for our named executive officers as a group, that is at or near the market median level of total compensation provided by similar sized industrial companies.

•	Total compensation should be higher for those executives with a higher level of responsibility and influence over our ability to achieve our financial, operational, and strategic initiatives.

•	As a percent of total compensation, the incentive and equity components of compensation should be higher for those same individuals so that a greater amount of their pay is contingent upon our performance and the long-term appreciation in the value of our stock. For example, the total portion of pay that was at-risk during 2006 (assuming target performance) was 73% of total compensation for our CEO and approximately 63% for the remaining named executive officers. Given the job scope and greater strategic responsibility, the Committee believes it is appropriate for the CEO position to have a greater amount of targeted compensation contingent upon achieving performance goals than the other named executive officers.

•	Our short-term and long-term incentive compensation programs should be designed to align a substantial portion of each named executive officer’s compensation opportunity with some of our primary financial and operating objectives, such as increasing earnings and reducing working capital. The short-term incentive opportunity is designed to focus the named executive officers on our current year performance objectives, while the long-term incentive is intended to encourage sustained performance over a longer duration — generally two to three years.

•	A portion of our long-term incentive compensation program should consist of equity-based awards, to provide each named executive officer a meaningful component of compensation in the form of stock.

Benchmarking Compensation

In order to ensure that our total compensation package is at or near the market median level of our industry peer group, the Committee annually reviews our base salary, short-term incentive, and long-term incentive compensation practices against selected compensation comparison groups as described below. The Committee considers this review to be important to keeping our pay both competitive and reasonable within the marketplace. This review is based on an analysis provided by an independent consulting firm, and our goal is that our total compensation program will be approximately at the median level for most positions. However, there may be circumstances in which a named executive officer’s compensation might fall either below or above the median of the comparison group based on the executive’s experience level, our retention needs, job demands unique to our Company or industry, business or industry conditions, internal equity among comparable positions, or the executive’s unique skills and experience.

In January of 2005, the Committee retained Towers Perrin, one of the largest independent consulting companies in executive compensation, to assist it in determining competitive total compensation, as well as each component of compensation, for our named executive officers. The analysis provided by Towers Perrin included compensation data from two comparison groups — their “general industry” group of companies and a custom group, comprised of 26 manufacturing companies recommended by Towers Perrin. In each analysis, the comparison groups were regressed (sized) based on revenues. Due to the lack of public companies in the plastics machinery industry, we were unable to benchmark our compensation and performance directly against companies in our sector of the manufacturing industry.

The custom group of comparison companies that Towers Perrin assembled for us in 2005 consisted of A.O. Smith Corp., A.T. Cross Co., Ameron International Corp., Ametek Inc., Bandag Inc., Barnes Group Inc., Blyth Inc., Brady Corp., Cubic Corp., Dentsply Intl. Inc., Dionex Corp., Donaldson Co. Inc., ElkCorp, Esco Technologies Inc., P.H. Glatfelter Co., Graco Inc., Herman Miller Inc., HNI, Idex Corp., Martin Marietta Materials Inc., Plexus Corp., Respironics Inc., Steel Dynamics Inc., Tektronix Inc., Tennant Co., and Thomas & Betts Corp. This group’s median revenue was $853.6 million, with a low of $125.3 million, and a high of $1,755.7 million.

The findings provided by Towers Perrin are used by the Committee in determining the appropriate value associated with each element of our compensation program. The Committee uses its discretion to determine whether a compensation study is warranted each year. In an effort to manage costs, the Committee used the same analysis it obtained in 2005 as a guide to establishing 2006 compensation.

Compensation Elements

Following is a discussion of each element of our executive compensation program.

Base Salary

We provide competitive base salaries to attract and retain key executive talent. The Committee believes that a competitive base salary is an important component of compensation as it provides an individual with some portion of compensation that is not subject to our performance risk and therefore remains more consistent and predictable from month-to-month.

The Committee annually reviews each named executive officer’s base salary. The annual review normally takes place in February, and any changes to salary generally become effective in that month.

Salary adjustments based on events such as promotions or significant changes in responsibilities may be made at the time the event occurs throughout the year.

Base salaries are designed to be competitive with those paid by the companies in the comparison group and general industry group to executives with similar responsibilities. In this regard, the base salaries are generally targeted at market median. Variances from the market median may be made to reflect the individual’s scope of responsibilities, level of experience and skill, and/or performance in light of pre-established goals and objectives. Attention is also given to maintaining approximate internal salary relationships among the Company’s executive officers, and to general economic and business conditions affecting the Company. The weight given to each of these factors may differ from individual to individual, as the Committee deems appropriate.

Adjustments for named executive officers other than our CEO are approved by the Committee after reviewing recommendations from the CEO based upon performance assessments and other factors listed above. With respect to adjustments to our CEO’s base pay, the Committee conducts an independent assessment, taking into account the attainment of financial and operational goals established for the prior year as well as the other factors listed above. The Committee provides its assessment and any pay recommendation to the non-management members of the Board of Directors for final review and approval.

Based on the above factors, in February 2006, the Committee approved an aggregate increase in the base salaries of our named executive officers of $42,700. This adjustment represented a 2.59% increase over the aggregate 2005 base salaries of our named executive officers. The adjustments were primarily made to move the base salaries closer to the market median. As a result of these salary adjustments, the base salaries of our named executive officers as a group were 4.2% below the average of the custom group and general industry group market. In September 2006, the Committee approved a promotional increase to the base salary of our CFO of 10% to reflect his increased responsibilities, and to move him closer to the market median for his position.

During 2006, base salary as a percentage of total potential compensation (at target performance) was 27% for our CEO and approximately 37% for our other named executive officers, which is consistent with our objective of ensuring that a significant portion of total compensation is “at risk.”

The 2006 base salaries for each of our named executive officers are listed in the “Salary” column of the Summary Compensation Table.

Short-Term Incentive Compensation

Our named executive officers are eligible for an annual performance-based cash bonus under our Short-Term Incentive Plan, which was approved by our Board of Directors in 2002. The Short-Term Incentive Plan focuses on the achievement of our current year financial goals and objectives and is consistent with our principle of having a significant portion of executive pay “at-risk” and contingent upon performance.

The Committee approves all positions, participants, performance criteria, and target goals for the Short-Term Incentive Plan each year at its February meeting. The Committee, along with our CEO, discusses key strategic, operational, and financial initiatives for the year, as well as the degree of difficulty expected in achieving the initiatives, and jointly determines the appropriate performance criteria and required range of threshold, target, and superior performance to be used for the Short-Term Incentive Plan.

2006 Bonus Opportunities

For 2006, the Committee established the short-term incentive target opportunity percentages for our named executive officers as follows:

Below
	Threshold	Threshold	Target	Superior
Participant	Performance	Performance	Performance	Performance

CEO	No Bonus	20% of Base Salary	80% of Base Salary	160% of Base Salary
Other Named Executive Officers	No Bonus	12.5% of Base Salary	50% of Base Salary	100% of Base Salary

When establishing these target bonus opportunity percentages, the Committee considered incentive cash compensation data from our compensation comparison groups. In general, the target bonus opportunity was designed to deliver cash compensation at or near the median of incentive cash compensation paid to executives in our compensation comparison groups if the targeted performance is achieved. In determining the entire potential value of the incentive programs, the Committee considers the cost of the awards (looking at payouts at the threshold, target, and superior performance levels) in light of the improvement to our financial and/or operating performance net of awards. It is the Committee’s opinion that actual awards earned (or not earned) in prior years have been consistent with our performance.

For information about the dollar value of the potential payout levels for the 2006 bonus opportunities with respect to our named executive officers at “Threshold,” “Target,” and “Superior” performance, please refer to the “Estimated Future Payouts Under Non-Equity Incentive Plan Award” column of the “Grants of Plan-Based Awards” section of this proxy statement.

2006 Performance Goals

In 2006, we established two performance goals under the Short-Term Incentive Plan: (i) achieving a specified reduction in average working capital as a percentage of sales, and (ii) achieving a specified level of earnings before interest and taxes. By combining these two performance criteria, the Committee emphasized the importance of improving earnings while reducing the amount of cash required to operate our businesses. We believe that the progress we make toward achieving these targets will create value for our shareholders.

For our named executive officers whose primary responsibilities are for a corporate-wide function (i.e., Messrs. Brown, Anderson, and O’Donnell), the bonus opportunity was based on our overall performance with respect to the performance criteria discussed below. For those named executive officers whose primary responsibility is managing a business unit, or group of business units (i.e., Messrs. Bourdon and McKee), the bonus opportunity was based on performance of the business unit(s) for which the named executive officer has responsibility (i.e., global machinery businesses and global industrial fluids businesses respectively).

AWC/S Performance Goal.  The first performance goal was based on our achieving a specified reduction in average working capital as a percentage of sales (AWC/S). Average working capital is defined as the year-to-date average net inventory plus net customer receivables less advance payments and trade payables. This net amount is then divided by our total sales for 12 rolling months to calculate the average working capital to sales metric. Threshold, target, and superior performance for the named executive officers with corporate-wide responsibilities each represented improvement in AWC/S from the 2005 actual level.

EBIT Performance Goal.  The second performance goal was based on our achieving a specified level of earnings before interest and taxes (EBIT). EBIT is defined as consolidated or business segment operating earnings (or loss) as presented in our consolidated financial statements. For purposes of calculating consolidated EBIT, consolidated operating earnings (or loss) are adjusted to exclude restructuring and refinancing expenses. Consolidated earnings (or loss) are earnings (or loss) from continuing operations before interest income and expense and income taxes. No bonus could be earned under this criteria unless performance improved from 2005 actual levels. As with prior years, the EBIT target levels for 2006 were established so that target attainment was not assured. The amounts of required improvement were dependent upon the size and prior performance levels of each business unit.

The weight given to each of the AWC/S and EBIT performance goals differed from executive to executive, as follows:

(a)	for Messrs. Brown, Anderson, O’Donnell, and Bourdon, each performance goal was weighted equally at 50% of the total; and

(b)	for Mr. McKee, the AWC/S goal was weighted at 25% and the EBIT goal was weighted at 75%.

Determination of 2006 Bonus Payments

At the end of the performance period, the actual achieved amount for each performance criteria determines the amount of the bonus payment, if any. Any earned bonus is paid out in the first quarter of the following year, after our year-end financials have been audited by our independent registered public accounting firm. For 2006, actual performance was 15% of target performance for Messrs. Brown, Anderson, and O’Donnell, 16% of target performance for Mr. Bourdon, and 137% of target performance for Mr. McKee. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the annual incentive amounts for each named executive officer for the 2006 performance period.

Upon the recommendation of the CEO, the Committee may increase or decrease an earned bonus payment by as much as 30% to reflect the individual performance of the executive toward the attainment of the short-term goals. The Committee independently considers whether any adjustment to our CEO’s earned bonus is appropriate, and makes a recommendation to the Board of Directors for consideration. No such adjustments were made to the bonuses of our named executive officers for the 2006 performance period.

Long-Term Incentive Compensation

Long-term incentive compensation is provided under our 1994, 1997, and 2004 Long-Term Incentive Plans, each of which was approved by our Board of Directors and shareholders. Our long-term incentive plans provide for several different forms of long-term incentives, including equity-based awards (such as stock options, restricted stock, and performance units) and non-equity awards (such as cash-based performance units). The Committee approves all participants in the long-term incentive compensation plans, based on recommendations of management. The Committee consults with management and/or independent compensation consultants to determine appropriate form(s) of long-term awards, as well as the appropriate performance measures for performance-based awards. The Committee however, retains final authority on all such matters. When determining the form of long-term incentives, the Committee considers such factors as business needs, market trends, impact on accounting expense, dilution potential, and retention value.

Long-term incentive awards are approved by the Committee (and for our CEO, by the full Board of Directors) on an annual basis, generally at the February meeting since this is the first meeting following the Board’s approval of the current year’s annual operating plan and thus the beginning of our annual performance cycle. All equity awards included in long-term incentives are granted on the date when the Board of Directors holds its meeting to approve the awards and are based on the fair market value of our common stock on that day.

For 2006, the Committee granted performance-based long-term cash awards and restricted shares to our named executive officers, each of which are described below. The value of the 2006 long-term incentive opportunity for each named executive officer was designed to be at or near the median of long-term incentive compensation paid to executives in our compensation comparison groups, assuming targeted performance is achieved. However, the value may vary from the median based on such factors as the individual’s position, the base salary and target bonus opportunity associated with that position, internal equity among comparable positions, the individual’s potential for increased responsibility over the award term, and the individual’s personal performance in recent periods. The weight given to each of these factors differs from individual to individual, as the Committee deems appropriate. As a group, the value of the long-term incentive opportunity for our named executive officers for 2006, assuming target performance, was one percent above the market median. Following is a summary of each award that comprised the 2006 long-term incentive opportunity for our named executive officers:

Performance-Based Long-Term Cash Awards

Approximately 75% of the named executive officers’ total long-term incentive opportunity for 2006 was in the form of performance-based long-term cash awards. These awards are contingent upon the achievement of certain performance objectives (discussed in more detail below), thereby supporting our guiding principle of having a significant portion of executive pay at risk and performance-based.

Payment of the performance-based long-term cash awards is based on the extent to which the Company achieves certain earnings before interest, taxes, depreciation, and amortization goals (EBITDA) for the period beginning on January 1, 2006 through December 31, 2007. EBITDA is defined as EBIT (as defined above) adjusted to exclude depreciation and amortization expense. The Committee determined that EBITDA is an appropriate performance measure for this performance incentive cycle and has set the EBITDA minimum and target at levels that represent significant improvement over our performance in recent years. The target level of EBITDA, if achieved, will improve the Company’s balance sheet, provide cash for debt payments and capital investments, and subsequently increase shareholder value. Each award consists of a number of performance units, each representing the right of the named executive officer to receive $1.00, depending on the successful attainment of the target goals established in the award.

Long-term cash awards generally will be paid only if the executive is employed by us at the end of the award period. Consistent with our objective to provide for secure retirement income for our named executive officers, in the event an executive ceases to be employed by the Company prior to the end of the award period as a result of retirement, disability, or any other event specified by the Committee, the number of cash performance units actually attained, if any, will be prorated based on the number of days the executive was employed by the Company during the award period divided by the total number of days in the award period and the remainder of the units will be forfeited.

The amount actually paid out can range from 0% to 125% of the targeted amount, depending on actual performance. The Committee, however, may adjust the total amount earned under the awards based on its assessment of whether the Company is adequately addressing its funding obligations under the Milacron Retirement Plan. There are no pre-established guidelines for making this assessment. Instead, the Committee has the sole and absolute discretion to make this assessment at the time the awards are earned.

For information about the dollar value of the potential payout levels for the performance-based long-term cash awards with respect to our named executive officers at “Threshold,” “Target,” and “Maximum” performance, please refer to the “Estimated Future Payouts Under Non-Equity Incentive Plan Award” column of the “Grants of Plan-Based Awards” section of this proxy statement.

Restricted Stock Awards

The remaining 25% of the 2006 long-term incentive opportunity consisted of restricted stock awards. The restricted stock awards are designed to satisfy the following objectives:

•	The Committee believes that equity-based compensation, the value of which increases only if our stock price increases, promotes the alignment of executive’s interests with those of our shareholders.

•	The restricted stock awards also enhance our retention incentives, since the restricted stock generally will vest in full only if the executive remains employed with the Company for three years.

•	Consistent with our objective to provide for secure retirement income for our named executive officers, in the event the executive ceases to be employed by us due to retirement or long-term disability, a prorated portion of the restricted shares will vest with the proration based on the number of days the executive was employed by us during the vesting period divided by the total number of days in the vesting period. The remainder of the award will be forfeited.

For information on the number of restricted shares granted to each named executive officer in 2006, please refer to the “All Other Stock Awards: Number of Shares of Stock or Units” column of the “Grants of Plan-Based Awards” section of this proxy statement. For information about the total number of equity awards outstanding as of the end of 2006 with respect to each named executive officer, please refer to the “Outstanding Equity Awards at Fiscal Year-End” section of this proxy statement.

Welfare Benefits and Perquisites

The Committee believes it is important to offer a competitive executive benefit program that provides a foundation for effectively recruiting and retaining highly qualified executives within the market in which we compete for such talent. Therefore, in addition to participating in the same health and welfare plans, 401(k), and Company match as all other employees, the Company also provides to the named executive officers the following executive benefits and perquisites: Company-leased automobile, financial and tax planning assistance, supplemental life insurance plan for one times the base salary, and a medical expense reimbursement plan. The total incremental cost of the perquisites for each named executive officer is shown in the “Summary Compensation Table.”

The Committee periodically retains expert independent consultants to review our executive benefit program in light of market practices and recommend any changes. This analysis was last performed in November 2004 by Towers Perrin and included an evaluation of the prevalence of various benefits and their costs when compared with 390 companies from two different independent surveys — one from Towers Perrin’s Executive Benefits Database and the other from Watson Wyatt. The analysis concluded that the Company’s executive benefits and perquisites were conservative in amount compared to market practices, and the Committee determined that no changes were necessary.

Retirement Benefits

A critical component of a competitive comprehensive benefit program is the inclusion of a program for providing for a secure retirement income. The Milacron Retirement Plan provides our named executive officers with retirement benefits based upon their years of service and average earnings for the five consecutive years of highest compensation during such service. Earnings include all cash compensation, including amounts received under our Short-Term Incentive Plan, but excluding benefits or payments received under our Long-Term Incentive Plans or any other employee benefit plan. The Milacron Retirement Plan is non-contributory and limits annual benefits to the maximum level permitted under existing law. Executives who participate in the Milacron Retirement Plan may receive a supplemental excess benefit under our non-qualified Supplemental Retirement Plan. One of our named executive officers, Dr. Karlheinz Bourdon, is not a participant in the Milacron Retirement Plan. Dr. Bourdon, a

German citizen, participated in the Milacron Europe Retirement Plan, which provides a benefit based upon his salary, years of service, and an adjustment factor based on the ratio of pensionable pay to the creditable contribution ceiling in the German state pension scheme.

We also maintain a non-qualified Supplemental Executive Retirement Plan and a non-qualified Supplemental Executive Pension Plan that provide an annual benefit at retirement to our named executive officers who meet certain age and service requirements as an executive officer. These Plans are designed to create a retention incentive for participating executives, as benefits are not payable until an executive reaches at least age 55 and has 10 or more years of service. Executives who reach at least age 55 and have 10 or more years of executive officer service generally receive the higher of 10% of their average compensation or 52.5% of their average compensation reduced by benefits received from all other employer-provided retirement plans provided by us, including the Milacron Retirement Plan, Retirement Savings Plan, Supplemental Retirement Plans, and Milacron Europe Retirement Plan. Average compensation is the highest consecutive three-year average. Executive officers who retire at age 55 or older with fewer than 10 years of executive officer service generally receive 1% of their average compensation multiplied by the number of years of their executive officer service.

Benefit obligations pursuant to the supplemental plans are unfunded and paid to retired eligible participants from our general operating funds.

For more information about the retirement benefits available under these plans with respect to each named executive officer, please refer to the “Pension Benefits” section of this proxy statement.

Severance Benefits

The Committee believes that providing appropriate severance benefits enhances the Company’s ability to attract and retain key executives. The programs are briefly described below. For a more detailed summary of the programs, along with estimated hypothetical payments under the programs, please refer to the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.

Milacron Inc. Executive Retention/Separation Plan.  Effective March 27, 2006, the Board of Directors approved the Milacron Inc. Executive Retention/Separation Plan. In general, a named executive officer is entitled to severance benefits under the plan if the Company terminates his employment for cause or he resigns for good reason. The Committee believes that these severance benefits provide our named executive officers with a degree of certainty that a reasonable amount of time will be available for them to find another job should a separation occur. In addition to the retention value this offers, the Committee also believes that it is in our best interest to have a defined and consistent plan governing such separation terms. When establishing this plan, the Committee consulted with Towers Perrin and legal advisors to confirm that the plan was designed to be reasonable when compared to market practices and fair both to the Company and to the covered executives. All of our named executive officers participate in this plan except Mr. Bourdon, who is covered under an employment agreement, which is under German labor laws and contains a similar level of separation benefits.

Executive Severance Agreements.  The Company has entered into Executive Severance Agreements with our named executive officers. The Executive Severance Agreements provide certain benefits to our named executive officers in the event of a change in control. For example, upon the occurrence of a change in control, all outstanding equity awards vest and the target annual bonus for the year in which the change in control occurs will be paid in a lump sum. We have elected to provide these benefits upon a change in control as a way to encourage the named executive officers to remain focused and motivated throughout the critical change in control process without the need to worry that the incentive opportunity will be lost as a result of the change in control.

If the Company terminates the named executive officer’s employment for cause or he resigns for good reason with a certain period of time following a change in control, the executive is entitled to receive certain severance benefits. Given the uncertainties surrounding a change in control, we have elected to provide these “double trigger” benefits as a way to retain the executive, at least through the transition period of the change in control.

Tax Treatment of Compensation Elements

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly held corporation, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its five most highly-compensated executive officers. The regulation includes our CEO as of the last day of its taxable year or the person acting in such capacity. It also includes any employee whose total compensation must be reported to our shareholders under the Securities Exchange Act, by reason of the employee being among the four highest compensated executive officers for the taxable year.

Compensation made non-deductible by the rule is included in the employee’s gross income, and the tax on the employer resulting from the denial of the deduction is, therefore, a second tax on the compensation. Under Section 162(m), certain “performance based” compensation is not subject to this limitation deductibility provided that certain requirements are met. The Committee evaluates the tax impact of our named executive officer’s compensation arrangements in light of our overall compensation philosophy. In June of 2004, the Board of Directors adopted and the shareholders approved the 2004 Long-Term Incentive Plan, which has been structured so that certain awards granted under that plan, such as the performance-based long-term cash award described above, will fulfill the requirements for the performance-based compensation exception and will not be subject to the $1 million limit. Although the Committee generally attempts to structure compensation elements for the named executive officers in a way that excepts them from Section 162(m), from time to time, the Committee may award compensation that is not fully deductible if it determines that the compensation is in the best interests of us and our shareholders.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

The Personnel and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Committee’s review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Personnel & Compensation Committee

Larry D. Yost, Chairperson
David L. Burner
H. Christopher DeCotiis
Joseph A. Steger

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						& Non-
						Qualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Ronald D. Brown	2006	650,004	—	176,503	73,320	108,966	102,537	1,111,330
Chairman, President and Chief Executive Officer
Ross A. Anderson	2006	258,178	—	52,111	18,202	108,535	2,518	439,544
Sr. Vice President — Finance and Chief Financial Officer
Karlheinz Bourdon	2006	378,488	—	18,486	30,071	152,452	—	579,497
V.P. and President — Global Plastics Machinery(5)
Hugh C, O’Donnell	2006	264,600	—	38,443	18,654	31,230	58,083	411,010
Sr. V.P., General Counsel and Secretary
Robert C. McKee	2006	222,124	—	35,536	152,577	49,821	15,101	475,159
V.P. and President — Global Industrial Fluids

(1)	Amounts included in the “Stock Awards” column reflect the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to outstanding restricted stock and phantom stock awards, and include amounts attributable to awards granted in prior years. The aggregate dollar amount was determined in accordance with FAS 123R, but without regard to any estimate of forfeitures related to service-based vesting. See Note to the Consolidated Financial Statements contained in the 2006 Annual Report captioned “Share-Based Compensation” for an explanation of the assumptions made by the Company in the valuation of these awards. For information about the stock awards granted in 2006, please refer to the “Grants of Plan-Based Awards” below. For information on all outstanding equity awards as of December 31, 2006, please refer to the “Outstanding Equity Awards at Fiscal Year-End” below.

(2)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the annual incentives earned under the Short-Term Incentive Plan in 2006 and payable in 2007. For information about the 2006 annual incentives, please refer to the “Grants of Plan-Based Awards” below.

(3)	Amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the increase from December 31, 2005 to December 31, 2006 (the measurement date used for reporting purposes in the Company’s 2006 Annual Report) in the present value of accumulated benefits under the Milacron Retirement Plan, the Europe Retirement Plan, Supplemental Retirement Plan, Supplemental Executive Retirement Plan, and Supplemental Executive Pension Plan consistent with the actuarial assumptions for reporting purposes in the Company’s 2006 Annual Report and 2005 Annual Report on Form 10-K, using annual interest for U.S. plan purposes of 5.75% for 2005 and 6.00% for 2006 and mortality (post-retirement) of the 1983 Group Annuity Mortality (GAM) Table.

(4)	The table below provides information relative to the amounts shown in the “All Other Compensation” column for Messrs. Brown, O’Donnell and McKee. Messrs. Bourdon’s and Anderson’s perquisites and personal benefits are not included in this table because the total value is less than $10,000. Matching contributions to the 401(k) accounts are not included in this table, but are included in the “All Other Compensation” column.

All Other Compensation

						Medical
				Supplemental		Expense	Tax & Estate
Name	Year		Automobile	Insurance		Reimbursement	Planning	Total

Ronald D. Brown	2006	Amount	$7,982	$31,429	(a)	$12,395	$5,999	$57,805
		Tax Reimbursements	$37	$26,827		$10,580	$5,121	$42,565

		total	$8,019	$58,256		$22,975	$11,120	$100,370

Hugh C. O’Donnell	2006	Amount	$7,395	$13,882		$6,688	$5,575	$33,540
		Tax Reimbursements	$31	$11,849		$5,709	$4,759	$22,348

		total	$7,426	$25,731		$12,397	$10,334	$55,888

Robert C. McKee	2006	Amount	$7,507	$1,152		$1,530	$714	$10,903
		Tax Reimbursements	$47	$42		$1,306	$609	$2,004

		total	$7,554	$1,194		$2,836	$1,323	$12,907

(a)	Supplemental Life Insurance: The Company provides Mr. Brown with a variable universal life insurance policy providing a death benefit equal to his base salary and a cash accumulation fund. Mr. Brown is the named owner of the policy. The policy is in addition to any benefits provided to him under the Company’s group term life insurance plan for all full-time employees. The amount shown in the above table represents the premium paid to the insurance company and reimbursement of the associated income tax liability.

(5)	Amounts shown have been converted from Euros into dollars using the December 31, 2006 exchange rate of 1.3197 dollars to 1 Euro. On February 16, 2007, Mr. Bourdon’s employment with the Company ended. Pursuant to an agreement entered into after 2006, Mr. Bourdon shall receive a severance payment of $226,989. In addition, Mr. Bourdon has a non-compete obligation until August 15, 2008, and shall receive compensation related thereto in installments which will total $308,063. Mr. Bourdon shall receive an additional five years of service credit to his Ferromatik pension account and has released all other claims against the Company and its affiliates, including but not limited to claims under plans maintained for executive officers.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-
		Equity Incentive Plan Awards
					All Other Stock
					Awards: Number	Grant Date Fair
					of Shares of	Value of Stock and
		Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Grant Date	($)	($)	($)	(#)(3)	($)(4)

Ronald D. Brown	(1)	65,000	520,003	1,040,006
	(2)	675,000	900,000	1,125,000
	02/23/06				200,000	326,000

Ross A. Anderson	(1)	16,136	129,089	258,178
	(2)	225,000	300,000	375,000
	02/23/06				67,000	109,210

Karlheinz Bourdon	(1)	23,656	189,244	378,488
	(2)	225,000	300,000	375,000
	02/23/06				67,000	109,210

Hugh C. O’Donnell	(1)	16,538	132,300	264,600
	(2)	150,000	200,000	250,000
	02/23/06				44,000	71,720

Robert C. McKee	(1)	6,941	111,062	222,124
	(2)	150,000	200,000	250,000
	02/23/06				44,000	71,720

(1)	Reflects information about the incentive opportunities granted under the Short-Term Incentive Plan during 2006 to our named executive officers. The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential payouts under this plan when the performance goals were established by the Personnel and Compensation Committee in 2006. The actual 2006 incentive awards were determined on February 19, 2007, and are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please refer to “Compensation Discussion and Analysis” under the heading “Short-Term Incentive Compensation” for more information about the 2006 annual incentive opportunities, including the applicable performance goals and the “Threshold,” “Target,” and “Maximum” percentages applicable to each named executive officer.

(2)	Reflects information about the performance units granted to our named executive officers in 2006. Each performance unit represents the right to receive a payment equal to one dollar. The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential payouts under the performance units when the performance goals were established by the Personnel and Compensation Committee in 2006. The threshold equals 75% of the target award and the maximum equals 125% of the target award. The actual payout of the performance units will not be known until early 2008 when the Personnel and Compensation Committee certifies the extent to which the Company achieved the applicable performance goals. Please refer to “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Compensation” for more information about the 2006 annual incentive opportunities, including the applicable performance goal.

(3)	On February 23, 2006, the Personnel and Compensation Committee approved time-based restricted stock awards, which generally vest on February 23, 2009, as follows: Mr. Brown, 200,000 shares; Mr. Anderson, 67,000 shares; Mr. O’Donnell, 44,000 shares; and Mr. McKee, 44,000 shares. The executives have all the rights of a shareholder with respect to these restricted shares, including the right to vote the restricted shares and receive any cash dividends that may be paid thereon. The Personnel and Compensation Committee also approved a phantom time-based restricted stock award to

Mr. Bourdon, on February 23, 2006, in the amount of 67,000 shares. The phantom award was designed to comply with applicable German laws. It generally vests on the third anniversary of the date of grant and can be settled either in cash or in stock, at the discretion of the Company. Mr. Bourdon does not have any rights of ownership with respect to the phantom shares until they are delivered to him. Pursuant to Mr. Bourdon’s termination of employment on February 16, 2007, as described in footnote 5 to the “Summary Compensation Table,” Mr. Bourdon forfeited all rights to these shares upon his termination. Please refer to “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Compensation” for more information about the restricted stock awards.

(4)	Represents the grant date fair value, as determined in accordance with FAS 123R, of each equity award listed in the table. See Note to the Consolidated Financial Statements contained in the 2006 Annual Report captioned “Share-Based Compensation” for the assumptions used in the valuation of these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive	Incentive
			Incentive					Plan Awards:	Plan Awards:
			Plan Awards:					Number of	Market or
	Number of	Number of	Number of			Number of	Market Value	Unearned	Payout Value
	Securities	Securities	Securities			Shares or	of Shares or	Shares, Units	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of Stock	or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Stock Held	Held That	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Option	That Have	Have Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)	(#)(2)	($)

Ronald D. Brown	56,000	—	—	13.0000	02/04/10	287,500	230,000	140,625	112,500
	4,000	—	—	13.0000	02/04/10
	62,000	—	—	20.0900	02/09/11
	4,000	—	—	20.0900	02/09/11
	34,000	—	—	17.3000	07/26/11
	96,000	—	—	13.1400	02/19/07
	4,000	—	—	13.1400	02/19/07
Ross A. Anderson	4,000	—	—	13.0000	02/04/10	89,500	71,600	19,375	15,500
	7,875	—	—	13.1400	02/19/07
Karlheinz Bourdon	2,000	—	—	23.2500	02/07/07	89,500	71,600	31,875	25,500
	2,000	—	—	27.9062	02/06/08
	2,200	—	—	20.0937	02/05/09
	2,200	—	—	13.0000	02/04/10
	13,000	—	—	20.0900	02/09/11
	22,750	—	—	13.1400	02/19/07
Hugh C. O’Donnell	15,000	—	—	13.0000	02/04/10	62,750	50,200	29,063	23,250
	4,000	—	—	13.0000	02/04/10
	4,000	—	—	20.0900	02/09/11
	18,000	—	—	20.0900	02/09/11
	40,000	—	—	13.1400	02/19/07
	4,000	—	—	13.1400	02/19/07
Robert C. McKee	3,500	—	—	23.2500	02/07/07	59,000	47,200	21,250	17,000
	5,000	—	—	27.9062	02/06/08
	8,000	—	—	20.0937	02/05/09
	17,000	—	—	13.0000	02/04/10
	15,000	—	—	20.0900	02/09/11
	26,250	—	—	13.1400	02/19/07

(1)	Time-based restricted stock awards. The vesting schedule for the unvested time-based restricted stock awards included in the table is as follows: Mr. Brown 87,500 shares on February 11, 2008 and 200,000 shares on February 23, 2009; Mr. Anderson 12,500 shares on February 11, 2008, 67,000 shares on February 23, 2009, and 10,000 shares on July 1, 2008; Mr. O’Donnell 18,750 shares on February 11, 2008 and 44,000 shares on February 23, 2009; and Mr. McKee 15,000 shares on February 11, 2008 and 44,000 shares on February 23, 2009. Mr. Bourdon’s phantom time-based restricted stock awards will vest as follows: 22,500 shares on February 11, 2008 and 67,000 shares on February 23, 2009. Pursuant to Mr. Bourdon’s termination of employment on February 16, 2007, as described in footnote 5 to the “Summary Compensation Table,” Mr. Bourdon forfeited all rights to these shares upon his termination.

(2)	Performance-based restricted stock included in the table was awarded on June 11, 2004 and February 11, 2005, under the 2004 Long-Term Incentive Plan in the following amounts (based on targeted performance goals): Mr. Brown, 300,000 shares [2004] and 262,500 shares [2005]; Mr. Anderson, 40,000 shares [2004] and 37,500 shares [2005]; Mr. O’Donnell, 60,000 shares [2004] and 56,250 shares [2005]; and Mr. McKee, 40,000 shares [2004] and 45,000 shares [2005]. All of these awards vest on the third anniversary of the date of the grant (June 11, 2007 and February 11, 2008, respectively), provided that the performance targets are achieved; otherwise, the awards will be forfeited on those dates. Mr. Bourdon was granted phantom performance-based restricted stock awards on June 11, 2004 and February 11, 2005, in the amounts of 60,000 and 67,500 shares (based on target performance), respectively. These awards vest on the third anniversary of the date of the grant (June 11, 2007 and February 11, 2008, respectively), provided that the performance targets are achieved; otherwise, the awards will be forfeited on those dates. Pursuant to Mr. Bourdon’s termination of employment on February 16, 2007, as described in footnote 5 to the “Summary Compensation Table,” Mr. Bourdon forfeited all rights to these shares upon his termination.

The amounts listed in the table above reflect the number of shares that would be earned at the threshold performance level and the market values are based on the closing market price of the Company’s common stock on December 29, 2006, the last trading day of the year.

OPTION EXERCISES AND STOCK VESTING

Stock Awards
	Number of Shares	Value Realized Upon
	Acquired on Vesting	Vesting
Name	(#)	($)

Ronald D. Brown	—	—
Ross A. Anderson	—	—
Karlheinz Bourdon(1)	24,602	26,428
Hugh C. O’Donnell	—	—
Robert C. McKee	—	—

(1)	Amounts shown in the table relate to the following time-based phantom share awards: 5,000 shares granted on February 11, 2003, which vested on February 11, 2006; 17,500 shares granted on November 6, 2003, which vested on November 6, 2006; and 2,080 shares granted on February 10, 2004, which vested on February 10, 2006. The award granted on February 11, 2003 was increased by 22.31 shares during its vesting period due to the credit of dividends paid on March 12, 2003 and June 12, 2003.

PENSION BENEFITS

				Present
			Number of	Value of		Payments
			Years	Accumulated		During
			Credited	Benefit		Last Fiscal
Name	Plan Name		Service(1)	($)(2)(3)		Year($)

Ronald D. Brown	Milacron Retirement Plan	*	26.0833	484,496
	Milacron Supplemental Retirement Plan	**	26.0833	1,456,797
	Milacron Supplemental Executive Retirement Plan	**	17.0833	3,039,245
Ross A. Anderson	Milacron Retirement Plan	*	17.5000	228,629
	Milacron Supplemental Retirement Plan	**	17.5000	29,552
	Milacron Supplemental Executive Pension Plan	**	4.2925	512,386
Karlheinz Bourdon(5)	Milacron Europe Retirement Plan		14.8750	362,860
	Milacron Supplemental Executive Pension Plan	**	2.4950	880,226	(4)
Hugh C. O’Donnell	Milacron Retirement Plan	*	19.5000	407,234
	Milacron Supplemental Retirement Plan	**	19.5000	175,278
	Milacron Supplemental Executive Pension Plan	**	7.9675	764,768
Robert McKee	Milacron Retirement Plan	*	16.8292	267,724
	Milacron Supplemental Retirement Plan	**	16.8292	89,192
	Milacron Supplemental Executive Pension Plan	**	2.4950	719,278

*	Qualified Plan

**	Non-Qualified Plan

(1)	The “Number of Years of Credited Service” are determined as of December 31, 2006, as used for reporting purposes in the Company’s 2006 Annual Report. The number of years of credited service for purposes of the Milacron Supplemental Executive Retirement Plan (SERP) and Supplemental Executive Pension Plan (SEPP) are based on the executive’s years as a corporate officer (for the SERP) and years in an eligible position (for the SEPP), not total years of service with the Company.

(2)	The “Present Value of Accumulated benefit” is calculated as of December 31, 2006, as used for reporting purposes in the Company’s 2006 Annual Report, and consistent with the actuarial assumptions for reporting purposes in the Company’s 2006 Annual Report, using annual interest for U.S. plan purposes of 6.00% and mortality (post-retirement) of the 1983 Group Annuity Mortality (GAM) Tables.

(3)	An executive’s normal retirement age used to determine the “Present Value of the Accumulated Benefit” is the normal retirement date of age 65 under the Plans, except in certain cases where the executive is or may become eligible to receive an unreduced benefit under the Plans. For the Milacron Retirement Plan and Supplemental Retirement Plan, Messrs. Brown, Anderson, and O’Donnell can receive an unreduced benefit at age 62 and Mr. McKee an unreduced benefit at age 63. For the SERP, Mr. Brown can receive an unreduced benefit at age 55. For the SEPP, Messrs. Anderson, Bourdon, O’Donnell, and McKee can receive an unreduced benefit at age 62.

(4)	Pursuant to Mr. Bourdon’s termination of employment on February 16, 2007, as described in footnote 5 to the “Summary Compensation Table,” Mr. Bourdon forfeited all rights to a benefit from the SEPP.

(5)	Amounts shown have been converted from Euros into dollars using the December 31, 2006 exchange rate of 1.3197 dollars to 1 Euro.

Milacron Retirement Plan

The Milacron Retirement Plan is a qualified defined benefit plan for U.S. income tax purposes and is intended to provide general retirement income to participants. Employees of a participating employer hired prior to January 1, 2005, are eligible to participate in the Plan. Messrs. Brown, Anderson, O’Donnell, and

McKee are each eligible to participate in the Plan. The principal formula for calculating pension benefits provided by the Plan is .015 times average compensation times credited service up to 35 years, minus 1/70 of Primary Social Security benefit at age 65 times credited service up to 35 years. For purposes of the Plan, average compensation generally includes all salary, bonus, and incentive compensation (excluding amounts paid under the Long-Term Incentive Plan and commission bonus payments) for the five consecutive year period which produces the highest average compensation, subject to the applicable IRS compensation limit, which in 2006 was $220,000. A participant’s benefit is paid in a single life annuity at age 65. Vested plan participants may elect a reduced early retirement benefit upon termination of employment, commencing at age 55 or older. However, unreduced benefits are paid to participants at age 62 or older who have 25 or more years of service or if age plus service equals 90. Upon the death of a participant, his or her spouse may receive a pre-retirement survivor benefit of a 50% survivor annuity.

Milacron Europe Retirement Plan

The Milacron Europe Retirement Plan is intended to assist German management employees in providing financial security during retirement years. Mr. Bourdon participated in this Plan. The Plan provides a benefit based upon: (i) a pension factor based on the ratio of pensionable earnings to the social security contribution ceiling (SSCC) in the German state pension scheme, (ii) the participants’ pensionable years of service, and (iii) an accrual factor. Pensionable earnings result from the average of the monthly gross income received by the employee during the 12 months prior to the employee’s early retirement from the company. Participants are entitled to reduced early retirement benefits provided that (i) they retired from the company, (ii) receive a government retirement pension, and (iii) have fulfilled at least 10 years of pensionable service. Present value is defined as the current worth (on the valuation date) of an amount or series of amounts payable or receivable in the future as determined by discounting the future payments at a predetermined rate of interest, taking into account the probability of payment.

Milacron Supplemental Retirement Plan (Non-qualified excess plan)

The Milacron Supplemental Retirement Plan (SRP) is a non-qualified plan intended to provide supplemental retirement benefits based on the participants’ compensation in excess of the IRS benefit and compensation limits imposed on the Milacron Retirement Plan (i.e., the maximum compensation limit applicable to U.S. qualified retirement plans of $220,000 for 2006). The SRP covers certain employees of the Company who hold the positions of Chairman, President, Vice President, Treasurer, Secretary, or Controller. Messrs. Brown, Anderson, O’Donnell, and McKee participate in this plan. The SRP is designed to provide a benefit equal to the amount of .015 times average compensation times credited service up to 35 years, less the benefit under the Milacron Retirement Plan at age 65 and 1/70 of Primary Social Security benefit at age 65 times credited service up to 35 years. The term “average compensation” has the same meaning as provided in the Milacron Retirement Plan, except compensation is not subject to the IRS limits for qualified plans. Participants are vested if employed on normal retirement date of age 65, early retirement date of age 55 with five years of vesting service, the date of involuntary termination of employment before reaching the age of 55 but after completion of 10 years of credited service, or the date of a qualifying termination following a change in control. A participant’s benefit is paid in a single life annuity at age 65. Vested plan participants may elect a reduced early retirement benefit upon termination of employment, commencing at age 55 or older. However, unreduced benefits are paid to participants at age 62 or older who have 25 or more years of service or if age plus service equals 90. Upon the death of a participant, his or her spouse may receive a pre-retirement survivor benefit of a 50% survivor annuity. Payment of benefits are generally contingent on satisfaction of customary non-compete and non-disclosure restrictions.

For more information concerning the payment of benefits from the Plan upon a participant’s qualifying termination following a change in control, please refer to Potential Payments Upon Termination or Change-in-Control.

Milacron Supplemental Executive Retirement & Pension Plans (Non-qualified plans)

The Milacron Supplemental Executive Retirement Plan and the Milacron Supplemental Executive Pension Plan are non-qualified plans intended to provide supplemental retirement benefits that are competitive in the marketplace in order to attract and retain executive officers. For both Plans, eligible positions include Chairman, President, or Vice President of the Company or any specific position held by an individual subsequent to that individual’s designation as a key employee by the Personnel and Compensation Committee. Individuals designated to an eligible position on or before July 30, 1998, participate in the Supplemental Executive Retirement Plan (SERP) and individuals designated after that date participate in the Milacron Supplemental Executive Pension Plan (SEPP). Mr. Brown is eligible to participate in the SERP, and Messrs. Anderson, Bourdon, O’Donnell, and McKee are eligible to participate in the SEPP. Participants who have 10 or more years of credited service as an officer of Milacron Inc. (or, for the SEPP, in an eligible position) receive an annual benefit equal to the greater of: (i) one percent of the participant’s highest average compensation for each year of credited service the participant served as an officer of Milacron Inc. (or, for the SEPP, in an eligible position), not to exceed 10%, or (ii) an amount necessary to increase the participant’s combined annual benefits under the SEPP, SERP, Milacron Retirement Plan, Europe Retirement Plan, SRP, and Retirement Savings Plan (base contributions only) to 52.5% of the participant’s highest average compensation. Participants with less than 10 years of credited service receive an annual benefit equal to 1% of the participant’s highest average compensation for each year of credited service the participant served in an eligible position, not to exceed 10%. However, a participant’s total retirement benefit under the SERP, SEPP, Retirement Plan, Europe Retirement Plan, SRP, and Retirement Savings Plan (base contributions only) cannot exceed 60% of average compensation. For purposes of the SERP and the SEPP, highest average compensation is the highest average of the participant’s compensation for three consecutive years. Compensation has the same meaning as provided in the Retirement Plan, except compensation is not subject to the IRS limits for qualified plans. A participant vests in his SERP or SEPP benefit if employed on his normal retirement date of age 65, the date he reaches age 55 and has at least 10 years of credited service or the date of his termination of employment due to disability with at least 10 years of credited service, death with at least five years of service or qualifying termination following a change in control. Participants in the SERP are entitled to unreduced early retirement benefits at age 55 or older with 10 or more years of credited service. Participants in the SEPP are entitled to unreduced early retirement benefits at age 62 or older with 10 or more years of credited service and a reduced benefit if benefits are paid before age 62. Benefits from the SERP and SEPP are paid in a single life annuity (if single) or a joint and 50% survivor annuity (if married), without actuarial reduction for the survivor benefit. Upon the death of a participant, his or her spouse may receive a pre-retirement survivor benefit of a 50% survivor annuity. Payment of benefits are generally contingent on satisfaction of customary non-compete and non-disclosure restrictions.

For more information concerning the payment of benefits from the SERP or the SEPP upon a participant’s disability or qualifying termination following a change in control, please refer to Potential Payments Upon Termination or Change-in-Control.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into certain agreements and maintains certain plans and arrangements that require the Company or its successors to pay or provide certain compensation and benefits to its named executive officers in the event of certain terminations of employment or a change in control of the Company. The estimated value of compensation and benefits payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occur on December 31, 2006. We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event. Due to the various factors that impact the nature and value of benefits due upon certain terminations of employment or upon a change in control, the actual value of benefits and/or compensation that would be due to a named executive officer can only be determined at the time the actual triggering event occurs.

The estimated value of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event or that are generally available to all salaried employees, such as distributions from the 401(k) plan or earned but unpaid salary or accrued vacation pay. The estimates also do not take into account benefits to which our named executive officers would be entitled to receive upon termination of employment generally under the retirement plans and programs described in the Pension Benefits section of this proxy statement. Nonetheless, this section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Voluntary Termination Without Good Reason or Involuntary Termination For Cause

The Company does not maintain any plans or arrangements that would provide enhanced benefits to our named executive officers solely as a result of a voluntary termination without good reason or an involuntary termination for cause.

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Executive Retention/Separation Plan.  The Company has established the Executive Retention/Separation Plan that provides post-termination benefits to Messrs. Brown, Anderson, O’Donnell, and McKee upon their qualifying termination. Under this plan, if the Company or its affiliates had terminated a named executive officer without “cause” (as defined below) or if a named executive officer had resigned for “good reason” (as defined below) on December 31, 2006, then the Company would have been obligated to pay or provide to that named executive officer the following:

•	Severance Payment. A lump-sum cash payment equal to 12 months (24 months in the case of Mr. Brown) of base salary, which would have amounted to $1,300,008 for Mr. Brown, $280,020 for Mr. Anderson, $266,100 for Mr. O’Donnell, and $223,908 for Mr. McKee.

•	Bonus for Year of Termination. A lump-sum payment equal to the named executive officer’s annual bonus earned for the year of his termination of employment. The 2006 annual bonus was earned as of December 31, 2006, which coincides with the assumed date of the triggering event. This amount is therefore set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•	Bonus for the Years Following Termination. The actual bonus for the first year immediately following his termination of employment, and in the case of Mr. Brown only, an additional amount equal to the actual bonus for the second year following the year of his termination, in each case prorated from the beginning of the year to the end of the severance period, which would have amounted to $1,040,006 for Mr. Brown, $140,010 for Mr. Anderson, $133,050 for Mr. O’Donnell, and $111,954 for Mr. McKee (assuming for purposes of these calculations performance at the “target” level).

•	Long-Term Incentive Payments. All restricted shares, performance-based restricted shares, and performance units become vested on a prorated basis based on the length of time beginning on the date of grant and ending 12 months (24 months in the case of Mr. Brown) after termination of employment and the extent to which the Company attains the applicable performance criteria, which would have a value of $222,110 for Mr. Brown, $49,377 for Mr. Anderson, $33,271 for Mr. O’Donnell, and $36,155 for Mr. McKee. The value of the restricted shares is based on the closing price of our Common Stock on December 29, 2006. Based on past performance, it was assumed for purposes of the performance-based awards that performance would be below threshold.

•	Supplemental Retirement Plan Payments. 12 months (24 months in the case of Mr. Brown) of additional age and service credit for vesting and benefit entitlement purposes under all of the Company’s supplemental pension plans in which the named executive officer participates, which would have a present value of approximately $4,409,650 for Mr. Brown (since he was within two years of retirement age), $23,368 for Mr. Anderson, $108,106 for Mr. O’Donnell, and $85,974 for Mr. McKee.

•	Welfare Benefits. 12 months (24 months in the case of Mr. Brown) of continued coverage under the Company’s group medical and dental plan, long-term disability plan, and life insurance plan, which would have been worth in the aggregate approximately $87,057 for Mr. Brown, $10,962 for Mr. Anderson, $27,551 for Mr. O’Donnell, and $13,914 for Mr. McKee.

•	Perquisites. 12 months of outplacement assistance and financial planning, and legal fees for such period as reasonably determined by the Personnel and Compensation Committee to be appropriate, which would have been worth in the aggregate approximately $19,500 for each of Messrs. Brown, Anderson, O’Donnell, and McKee (assuming an estimated value of $12,000 for outplacement services and $7,500 for tax and legal services).

No benefits will be provided under the Executive Retention/Separation Plan until the named executive officer signs a general release of claims against the Company and a confidentiality agreement. In addition, the Company may stop payment of benefits under the plan and seek repayment of benefits paid under the plan if an executive violates the terms of the release or confidentiality restrictions. No benefits will be payable under the Executive Retention/Separation Plan if benefits become payable under the Executive Severance Agreements described below.

For purposes of the plan and other arrangements of the Company identified below, the term “cause” generally means the named executive officer’s: (i) fraud on, or misappropriation or embezzlement of, assets of the Company or its affiliates that causes material harm to the Company or its affiliates; or (ii) the willful and continued failure to substantially perform his duties. The term “good reason” means the occurrence of any of the following without the named executive officer’s express prior written consent: (i) any material diminution of, or the assignment of duties materially inconsistent with his position, duties, responsibilities, and title with the Company, a material adverse change in his titles or offices with the Company, or any removal from, or any failure to re-elect the named executive officer to, any of such positions; (ii) a reduction by the Company in his annual bonus or base salary; (iii) the Company’s failure to continue any benefit plan or arrangement in which the named executive officer participates without providing a replacement benefit or any action that would adversely affect or materially reduce the named executive officer’s benefits; (iv) any action that would affect the named executive officers participation in an incentive plan; (v) the Company’s reduction of the number of vacation days to which the named executive officer is entitled; (vi) the Company’s breach of the terms of the plan or other agreement with the named executive officer; (vii) the Company’s failure to require any successor to assume the plan and any material agreement between the named executive officer and the Company; or (viii) the Company’s purported termination of the named executive officer without “cause.”

Death

The Company would have been obligated to provide the following benefits to our named executive officers if they had died on December 31, 2006:

•	Full vesting of all restricted shares, performance-based restricted shares, and phantom shares which would have a value of $680,000 for Mr. Brown, $125,600 for Mr. Anderson, $143,200 for Mr. O’Donnell, $115,200 for Mr. McKee, and $173,600 for Mr. Bourdon. The value of the equity awards is based on the closing price of our Common Stock on December 29, 2006.

•	Full vesting of outstanding performance units at the 100% level, which would have amounted to a lump sum payment of $900,000 to Mr. Brown, $300,000 to Mr. Anderson, $200,000 to Mr. O’Donnell, and $200,000 to Mr. McKee.

•	A pro-rated annual bonus for the year of death, based on the extent that the Company achieves the performance goals at the end of the year. The 2006 annual bonus was earned as of December 31, 2006, which coincides with the assumed date of the triggering event. This amount is therefore set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Disability or Retirement

Incentive Compensation Plans.  The Company would have been obligated to provide the following benefits to our named executive officers if they had terminated employment on December 31, 2006, as a result of disability or retirement under the Long-Term Incentive Plan or 2002 Short-Term Incentive Plan:

•	Continued vesting of all restricted shares granted in 2005, and a prorated number of restricted shares granted in 2006, which would have a value of $118,888 for Mr. Brown, $26,378 for Mr. Anderson, $25,756 for Mr. O’Donnell, and $22,756 for Mr. McKee. The value of the restricted shares is based on the closing price of our Common Stock on December 29, 2006.

•	Vesting of the performance-based restricted shares, based on the extent that the Company achieves the performance goals at the end of the performance period. Based on past performance, we have assumed that no performance-based restricted shares would have been earned.

•	Vesting of a prorated number of performance units, based on the extent that the Company achieves the performance goals at the end of the performance period and the period of time that the named executive officer was employed during the performance period. Based on past performance, we have assumed that no performance units would have been earned.

•	Vesting of the performance-based phantom shares, based on the extent that the Company achieves the performance goals at the end of the performance period. Based on past performance, we have assumed that no performance-based phantom shares would have been earned.

•	A pro-rated annual bonus for the year of termination, based on the extent that the Company achieves the performance goals at the end of the year. The 2006 annual bonus was earned as of December 31, 2006, which coincides with the assumed date of the triggering event. This amount is therefore set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

For this purpose, the term “disability” generally means a disability under the Company’s long-term disability plan. The term “retirement” generally means the executive’s termination of employment after attaining age 55 with at least five years of service under the Company’s pension plan or termination of employment in connection with an early retirement program. Named executive officers who, as of December 31, 2006, meet the age and service requirements to be eligible for retirement are Messrs. McKee and O’Donnell.

Retirement Plans.  Each of Messrs. Brown, Anderson, and Bourdon would have become vested in his retirement benefit accrued under the Supplemental Executive Retirement Plan or the Supplemental Executive Pension Plan if they became disabled on December 31, 2006. The present value of the accrued benefit each executive would have been vested in is estimated to be $3,918,051 for Mr. Brown, $101,397 for Mr. Anderson, and $104,780 for Mr. Bourdon.

Change in Control

If a change in control had occurred on December 31, 2006, then the Company would have been obligated to provide the following benefits to our named executive officers:

•	Full vesting of all restricted shares, performance-based restricted shares, and phantom shares which would have a value of $680,000 for Mr. Brown, $125,600 for Mr. Anderson, $143,200 for Mr. O’Donnell, $115,200 for Mr. McKee, and $173,600 for Mr. Bourdon. The value of the equity awards is based on the closing price of our Common Stock on December 29, 2006.

•	Full vesting of outstanding performance units at the 100% level, which would have amounted to a lump sum payment of $900,000 to Mr. Brown, $300,000 to Mr. Anderson, $200,000 to Mr. O’Donnell, and $200,000 to Mr. McKee.

•	A target annual bonus for the year of the change in control, which would have amounted to a lump sum payment of $520,003 to Mr. Brown, $129,089 to Mr. Anderson, $132,300 to Mr. O’Donnell, and $111,062 to Mr. McKee.

For this purpose, a “change in control” generally means any of the following: (i) an acquisition of 20% or more of the Company’s voting power; (ii) a change in the membership of the Company’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a business combination in which any one of the following is true: the Company’s old shareholders do not hold two-thirds or more of the combined enterprise or there is a 20%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in the Company); or (iv) shareholder approval of a complete liquidation of the Company.

Qualifying Termination Following Change in Control

Executive Severance Agreements.  The Company has entered into Executive Severance Agreements with its named executive officers. The agreements are for a one-year term and renew each year on January 1, unless we provide the executive with notice by September 30th of the immediately preceding year of our intention to not extend the term of the agreement. Under these agreements, the Company would have been obligated to provide the following additional benefits to each of our named executive officers if the Company or its affiliates had terminated him without cause or if a named executive officer had resigned for good reason immediately following the change in control:

•	A lump sum payment equal to two times (three times in the case of Mr. Brown) the executive’s annual base salary and his highest annual bonus for the three completed performance years that precede the change in control (or that precede the termination, if higher), which would have amounted to $2,775,012 for Mr. Brown, $655,222 for Mr. Anderson, $710,406 for Mr. O’Donnell, $447,816 for Mr. McKee, and $852,792 for Mr. Bourdon.

•	A lump sum payment equal to the present value of the additional benefits under the Company’s qualified and supplemental defined benefit plans that the executive would have received had he remained employed for two years (three years in the case of Mr. Brown) after the date of termination, which would have amounted to approximately $297,151 for Mr. Brown, $305,791 for Mr. Anderson, $229,199 for Mr. O’Donnell, $246,763 for Mr. McKee, and $135,081 for Mr. Bourdon, using the actuarial assumptions applicable to lump sum distributions under the Company’s qualified pension plan, i.e., the annual interest of 4.73% for 2006 and mortality of the 1994 Group Annuity Table.

•	A lump sum payment equal to all outstanding long-term incentive awards assuming attainment of maximum performance targets, which would have amounted to an additional $225,000 for Mr. Brown, $75,000 for Mr. Anderson, $50,000 for Mr. O’Donnell, and $50,000 for Mr. McKee. These amounts reflect the excess of (i) payment of the performance units at the 125% level over (ii) payment of the performance units at the 100% level (which was described above under the heading “Change in Control”).

•	If the qualifying termination occurs in a year after the change in control, a pro rata portion of the target annual incentive for the year of termination. As described above, we are required to assume that both the change in control and the termination occur on December 31, 2006. Therefore, no additional annual incentive would have been payable.

•	Two years (three years in the case of Mr. Brown) of continued life insurance, accidental insurance, dental coverage, and medical coverage (reduced to the extent the executive receives comparable benefits from another employer), and in some cases long-term disability coverage, which would have been worth in the aggregate approximately $130,585 for Mr. Brown, $21,923 for Mr. Anderson, $55,102 for Mr. O’Donnell, $27,827 for Mr. McKee, and $17,500 for Mr. Bourdon. For Mr. Bourdon, the benefits were calculated using an exchange rate of $US 1.3197 dollars to 1 Euro.

•	All legal fees and expenses reasonably incurred by the executive in any dispute concerning the interpretation or enforcement of the change in control agreement. We have assumed that there would not have been any dispute about the interpretation or enforcement of the change in control agreement.

•	Outplacement services for a period of one year, which would have been worth $12,000 for each of Messrs. Brown, Anderson, O’Donnell, McKee, and Bourdon.

•	If any payments or benefits that the executive receives are subject to the golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment so that the executive is placed in the same after-tax position as if no excise tax had been imposed, which would have amounted to approximately $2,416,115 for Mr. Brown, $700,017 for Mr. Anderson, $507,731 for Mr. O’Donnell, and $387,307 for Mr. McKee. Mr. Bourdon is not subject to United States income tax and therefore would not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code. The tax gross-up amount is based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state, and local income and employment tax rate of 43.45%, (ii) a closing price of the Company’s common stock on December 29, 2006, of $0.80 per share, and (iii) a 5.89% discount rate.

The Executive Severance Agreements contain standard confidentiality provisions that prohibit the executive from disclosing confidential information while employed or thereafter. Under the terms of each Executive Severance Agreement, the named executive officer is entitled to continued salary, benefits, and participation in the applicable incentive plans during a period of physical or mental “disability” of 12 consecutive months or less following a change in control. If the executive remains disabled for more than 12 months, his termination by the Company will not trigger the change in control termination benefits under Executive Severance Agreements described above. For purposes of the Executive Severance Agreements, the terms “cause,” “disability,” and “good reason” have the same general meaning as provided above.

Retirement Benefits.  Under the supplemental retirement plans, our named executive officers would become fully vested in their benefits under the supplemental retirement plans upon the Company’s termination of his employment for any reason other than for cause or disability or upon the executive’s resignation for good reason during the two-year period following a change in control, which vested benefit (based on an annuity commencing at age 55) would have a present value of $3,918,051 for Mr. Brown, $101,397 for Mr. Anderson, $0 for Messrs. O’Donnell and McKee (since they already meet the age and service requirements for vesting), and $104,780 for Mr. Bourdon. For purposes of the supplemental retirement plans, (i) the term “cause” generally has the same meaning provided under the Executive Severance Agreements, except that an executive shall not be deemed to have been terminated for cause unless such termination is approved by three-quarters of the members of the Company’s Board of Directors; (ii) the term “disability” generally means the executive’s mental or physical incapacity that results in the executive’s absence from work for a period of more than 18 consecutive months; and (iii) the terms “good reason” and “change in control” generally have the same meanings provided above. For more information about the supplemental retirement plans, please refer to the “Pension Benefits” section of this proxy statement.

Except where noted, the actuarial assumptions used for retirement benefits in the Potential Payments Upon Termination or Change-in-Control section were the same assumptions used for the Pension Benefits, (with pre-retirement mortality considered to determine present value).

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee met four times during the year. The Committee reviewed and ratified its charter, which provides that the Committee is responsible for the nomination of directors and the Company’s corporate governance practices. The Committee assumed a leadership role in maintaining the corporate governance of the Company. It reviewed the Company’s corporate governance guidelines, code of business conduct, and code of ethics for senior financial officers, and recommended to the Board proposed changes, which the Board adopted. The Committee arranged for the dissemination and disclosure of these and other corporate governance documents, including its charter, to employees and shareholders via the Company’s website. The address of the website is www.milacron.com. These documents are also available upon request from the corporate secretary. No waivers were sought or granted from the Company’s Code of Conduct in 2006. The Committee is not aware of any situation or circumstances that would require a waiver.

In 2006, the Committee considered two candidates for director. One of the candidates, Mr. Milos V. Brajovic. was recommended by Glencore Finance AG, a holder of Series B Preferred Stock, and the other, Mr. Donald R. McIlnay, resulted from a candidate search conducted by the Committee with the assistance of a third-party search firm. The Committee evaluated each candidate following the procedures set forth in the Company’s Corporate Governance Guidelines and applying the principles set forth in the Committee’s charter, including the Criteria for Selecting Candidates for the Board of Directors. Upon completion of its evaluation, the Committee reported its findings and made recommendations to the full Board, and the candidates were appointed to the Board.

The Committee reviewed the membership of the Board’s committees and made recommendations to the Board regarding committee appointments.

The Committee also conducted an evaluation of its performance and oversaw the evaluation process to ensure that the full Board and each of the other committees performed its own self-evaluation and reported on the same to the Board of Directors.

The Nominating and Corporate
Governance Committee

Joseph A. Steger, Chairperson
Duane K. Stullich
Charles F.C. Turner
Larry D. Yost

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the quarterly financial results prior to inclusion of the same in the Company’s Quarterly Reports on Form 10-Q and reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including those described in Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company (including the matters in the written disclosures provided by the auditors to the Committee as required by Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and considered the compatibility of non-audit services (described under “Independent Auditors” below) with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during 2006.

In reliance on the reviews and discussion referred to above, the Board approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The Committee has re-appointed, subject to shareholder ratification, Ernst  & Young LLP as the Company’s independent auditors for the year ending December 31, 2007.

The Audit Committee

David L. Burner, Chairperson
Sallie B. Bailey
Mark L. Segal

PROPOSAL 3:
INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst &Young LLP as independent auditors of the Company and its subsidiaries for the fiscal year 2007. While there is no legal requirement that the appointment of auditors be submitted to a vote of the shareholders, the Audit Committee believes that the appointment of auditors is of sufficient importance to justify shareholder ratification. In the event that the shareholders do not ratify the appointment, the Audit Committee will reconsider its appointment. Ratification of the appointment will require the affirmative vote of at least a majority of the holders of shares of the Common Stock, the Series B Preferred Stock, and the 4% Preferred Stock, present in person or by proxy at the Annual Meeting, voting together as a single class. Abstentions as well as broker non-votes will be counted toward the establishment of the quorum. Abstentions will have the same effect as a vote against ratification. Broker non-votes will have no effect on ratification.

The Audit Committee reviews and approves, prior to the annual audit, the scope, general extent, and fees related to the independent auditors’ audit examination. The Committee also reviews the extent of non-audit services provided by the independent auditors in relation to the objectivity and independence needed in the audit. The Committee pre-approves all non-audit services performed by the independent auditors and fees related thereto (this responsibility may be delegated to the Chairperson when appropriate).

The Company paid the following fees to Ernst & Young LLP in 2006 and 2005:

Audit Fees:  Fees for audit services were $4,185,000 in 2006 and $4,024,000 in 2005. Audit fees consist of fees for services related to the annual audit of the Company’s consolidated financial statements (including statutory audits of subsidiaries or affiliates of the Company), quarterly reviews of Form 10-Q, issuance of the attestation on the Company’s internal controls over financial reporting, and issuance of consents.

Audit-Related Fees:  There were no audit-related fees in 2006 and 2005.

Tax Fees:  Tax fees were $353,000 in 2006 and $450,000 in 2005 for services related to tax compliance, tax return preparation, and tax planning.

All Other Fees:  There were no fees for all other services not described above in 2006 and 2005.

A representative of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement, and will be available to answer appropriate questions.

THE BOARD RECOMMENDS THAT THE
SELECTION OF ERNST & YOUNG LLP BE RATIFIED

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Company’s directors, executive officers, and persons who own more than 10% of the Company’s securities of any class (“reporting persons”) to report their initial ownership of the securities and any changes in that ownership to the SEC and the NYSE. All reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of the reports it has received, the Company believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the last fiscal year except as follows: Mizuho International plc and Glencore Finance AG each filed a delinquent Form 4.

SHAREHOLDER PROPOSALS FOR THE
2008 ANNUAL MEETING OF SHAREHOLDERS

In order for shareholder proposals for the 2008 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s proxy material, they must be received by the Company at its principal office in Cincinnati, Ohio, on or before December 22, 2007. If any shareholder who intends to propose any other matter to be acted upon at the 2008 Annual Meeting of Shareholders does not inform the Company of such matter by December 22, 2007, the persons named as proxies for the 2008 Annual Meeting of Shareholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.

For business to be properly brought before the 2008 Annual Meeting of Shareholders, timely notice thereof must be given in writing to the Secretary of the Company not earlier than the close of business on January 2, 2008, nor later than the close of business on February 1, 2008. In no event shall the public announcement of an adjournment or postponement of the 2008 Annual Meeting of Shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

OTHER MATTERS

The Board does not intend to present any other business at the meeting and knows of no other matters which will be presented. Other than as described above under the heading “Notice from Glencore,” no shareholder has informed the Company of any intention to propose any other matter to be acted upon at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President,
General Counsel and Secretary

Cincinnati, Ohio
April  , 2007

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Annex A

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MILACRON INC.

Pursuant to Section 242 of the
General Company Law of the State of Delaware (the “DGCL”)

Milacron Inc., a Delaware corporation (hereinafter called the “Company”), does hereby certify as follows:

FIRST:  The first paragraph of Article FOURTH of the Restated Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“FOURTH:  The total number of shares of all classes of stock which the Company shall have authority to issue is 40,060,000, consisting of (1) 60,000 shares of 4% Cumulative Preferred Stock, par value $100 per share (hereinafter referred to as the Preferred Stock), (2) 10,000,000 shares of Serial Preference Stock, par value $.01 per share (hereinafter referred to as the Serial Preference Stock) and (3) 30,000,000 shares of Common Stock, par value $.01 per share (hereinafter referred to as the Common Stock).

Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Effective Time”), (a) each ten shares of the Company’s common stock, $0.01 par value per share, issued and outstanding or held by the Company in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Company or any holder of Old Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of common stock, $0.01 par value per share (the “New Common Stock”) and (b) each ten shares of the Company’s 4% cumulative preferred stock, $100 par value per share, issued and outstanding or held by the Company in treasury immediately prior to the Effective Time (the “Old 4% Stock”) shall automatically without further action on the part of the Company or any holder of Old 4% Stock, be reclassified, combined and changed into one fully paid and nonassessable share of 4% cumulative preferred stock, $100 par value per share (the “New 4% Stock”), in each case subject to the treatment of fractional share interests as described below. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment, and certificates representing the Old 4% Stock shall represent the number of shares (whole or fractional) of New 4% Stock into which such Old 4% Stock shall have been reclassified pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Mellon Investor Services LLC (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. Fractional shares will be issued with respect to the New 4% Stock to holders of record of Old 4% Stock.”

Section A, paragraph I of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing each of the two references to “at the rate of 4% per annum upon the par value thereof” in the first sentence thereof with “at the rate of $40 per annum per share of Preferred Stock”.

Section A, paragraph II of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing each of the two references to “at the rate of 4% per annum upon the par value thereof” in the first sentence thereof with “at the rate of $40 per annum per share of Preferred Stock”.

Each of clauses (1) and (2) of Section A, paragraph II of Article FOURTH of the Restated Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“(1) consolidated net current assets remaining after deducting the amount of such dividend or distribution or expenditure would be less than $1,000 for each share of Preferred Stock outstanding; or

(2) consolidated net tangible assets remaining after deducting the amount of such dividend or distribution or expenditure would be less than $2,000 for each share of Preferred Stock outstanding.”

Section A, paragraph III of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing the reference to “$100 per share” in the first sentence thereof with “$1,000 per share” and the reference to “$105 per share” in the first sentence thereof with “$1,050 per share”.

Section A, paragraph IV of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing the reference to “at the rate of 4% per annum upon the par value thereof” in the first sentence thereof with “at the rate of $40 per annum per share of Preferred Stock”.

Section A, paragraph V of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing the reference to “$105 per share” in the first sentence thereof with “$1,050 per share”.

Section A, paragraph VI of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing the reference to “$4 per share” in the third sentence thereof with “$40 per share”.

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD:  This Certificate of Amendment shall be effective 5:00 p.m. (Eastern Time) on          , 2007.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Milacron Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this           day of          , 2007.

MILACRON INC.

By:
Name:

Title:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3

1.	Election of Directors	FOR the Nominee (Except as marked to the contrary)	WITHHOLD AUTHORITY for the Nominee	2.	Amendment to the Company’s Restated Certificate of Incorporation to effect a one for ten reverse stock split of the Common Stock and 4% Preferred Stock and reduce the number of authorized shares of Common Stock from 165,000,000 to 30,000,000 and adjust certain provisions relating to the 4% Preferred Stock to account for the reverse stock split.	FOR	AGAINST	ABSTAIN
	Nominee:					☐	☐	☐
01 Donald R. McIlnay
		☐	☐			FOR	AGAINST	ABSTAIN
				3.	Ratification of Ernst & Young LLP as independent accountants	☐	☐	☐
To withold authority to vote for any individual nominee, write that nominee’s name in the space below.
			I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
For shares held in a 401(k) or IRA plan sponsored by Milacron Inc., internet and telephone voting is available through 11:59 PM Eastern Time on Friday April 27, 2007. For all other shares, internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mz Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
      If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY

MILACRON INC.
This Proxy is solicited on behalf of the Board of Directors
Proxy for Annual Meeting of Shareholders to be held May 2, 2007

      Sallie B. Bailey, Charles F.C. Turner and Larry D. Yost (each with power to act alone and power of substitution) are hereby authorized to represent and to vote all the shares of Common Stock, 6% Series B Convertible Preferred Stock and 4% Cumulative Preferred Stock held of record by the undersigned at the Annual Meeting of Shareholders to be held May 2, 2007, and any adjournment or postponement thereof, on all business that may properly come before the meeting. If the undersigned has a beneficial interest in shares held in a 401(k) or IRA plan sponsored by Milacron Inc., this proxy shall constitute a voting instruction form with respect to such plan shares. Voting instructions with respect to such plan shares must be provided by 11:59 p.m. Eastern Time on Friday, April 27, 2007, in the manner described herein. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement.

This proxy when properly executed will be voted as directed by the undersigned. If no direction is made, this proxy will be voted “FOR” the nominee for director listed in Proposal (1) and “FOR” Proposals (2) and (3).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
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